UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐  Soliciting Material Pursuant to Rule 14a-12

VERSO PAPER CORP.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

NOTICE OF
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2011

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of Verso Paper Corp., or “Verso,” will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 19, 2011, beginning at 10:00 a.m. (Central Time). At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on the board of directors of Verso as Class III directors for a term of three years;

2.	approve the compensation of Verso’s named executive officers as disclosed in Verso’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	approve the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers; and

4.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2011.

Proposals 2 and 3 are advisory votes that are not binding on Verso.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 AND 4 AND THAT YOU VOTE THREE YEARS ON PROPOSAL 3.

Stockholders also will transact any other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 8, 2011, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at our offices located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee, during ordinary business hours beginning May 9, 2011, as well as at the meeting on May 19, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011: OUR PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON THE “INVESTOR RELATIONS” PAGE OF OUR WEBSITE AT WWW.VERSOPAPER.COM.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the board of directors,

Peter H. Kesser
Secretary

April 20, 2011

VERSO PAPER CORP.

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DIRECTOR COMPENSATION	58

2010 Director Compensation	58

TRANSACTIONS WITH RELATED PERSONS	59

Apollo Management, L.P.	59

Verso Paper Management LP	59

PROPOSAL 1 – ELECTION OF DIRECTORS	60

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF VERSO’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT	60

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY – EVERY ONE, TWO OR THREE YEARS – THAT VERSO WILL HOLD ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS	61

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61

AUDIT AND NON-AUDIT SERVICES AND FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	62

ADDITIONAL INFORMATION	63

Mailing Address of Principal Executive Office	63

Other Business at 2011 Annual Meeting of Stockholders	63

Stockholder Proposals for Inclusion in 2012 Proxy Statement	63

Other Stockholder Proposals for Presentation at 2012 Annual Meeting of Stockholders	63

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2011

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Paper Corp., or “Verso,” on behalf of our board of directors, for use at the 2011 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 19, 2011, beginning at 10:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on the board of directors of Verso as Class III directors for a term of three years;

2.	approve the compensation of Verso’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	approve the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers; and

4.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2011.

Proposals 2 and 3 are advisory votes that are not binding on Verso.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 AND 4 AND FOR THREE YEARS ON PROPOSAL 3.

The proposals are set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented.

When you submit your proxy, you will authorize the proxy holders – Michael A. Jackson, our President and Chief Executive Officer; Robert P. Mundy, our Senior Vice President and Chief Financial Officer; and Peter H. Kesser, our Vice President, General Counsel and Secretary – to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our 2010 Annual Report, which includes our annual report on Form 10-K for 2010. It also is available on the “Investor Relations” page of our website at www.versopaper.com. Although our 2010 Annual Report is included with this Proxy Statement and we have referred you to our website, the 2010 Annual Report and the information on our website do not constitute a part of our proxy solicitation materials and are not incorporated into this Proxy Statement.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 20, 2011.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on the board of directors of Verso as Class III directors for a term of three years;

2.	approve the executive compensation of Verso’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	approve the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers; and

4.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2011.

Proposals 2 and 3 are advisory votes that are not binding on Verso.

At the meeting, our management may report on our performance during 2010 and will respond to appropriate questions from stockholders.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who is entitled to vote?

The record date for the meeting is April 8, 2011. Only stockholders of record at the close of business on April 8, 2011, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held on that date. You are a stockholder of record if your shares of our common stock are registered directly in your name with Registrar and Transfer Company, our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name,” and your broker, bank or other nominee may vote those shares for you. Each outstanding share of our common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on April 8, 2011, there were 52,625,108 outstanding shares of our common stock.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date of April 8, 2011, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

It is unlikely that a quorum will not be present at the meeting, because our principal stockholder holds sufficient shares of our common stock to constitute a quorum. However, if a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.

How many votes are required for action to be taken on each proposal?

Proposal 1 – Election of Directors. The director nominees will be elected to serve as Class III directors for a term of three years if they receive a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more votes at the meeting than any other person nominated for director.

Proposal 2 – Advisory Vote on the Compensation of Verso’s Named Executive Officers as disclosed in the Proxy Statement. The compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated officers (sometimes referred to collectively as our “named executive officers” in this Proxy Statement) will be approved by our stockholders on an advisory basis if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal 2 vote in favor of it. Because the approval is advisory, it is not binding on Verso.

Proposal 3 – Advisory Vote on the Frequency – Every One, Two or Three Years – that Verso will Hold Advisory Stockholder Votes on the Compensation of its Named Executive Officers. Stockholders will have the option of voting to hold advisory stockholder votes on the compensation of our named executive officers every one, two or three years. The voting frequency – one, two or three years – that receives the most votes from the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal 3 will be approved by our stockholders on an advisory basis. Because the approval is advisory, it is not binding on Verso.

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011, will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

Please note that if your shares are held in street name, your broker, bank or other nominee will not have the authority to vote your shares on Proposal 1, 2 or 3 if you do not provide it with voting instructions for the proposal. Therefore, we encourage you to provide voting instructions to your broker, bank or other nominee.

If I abstain from voting, how will it be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may withhold your vote for any director nominee. You may abstain from voting on Proposal 2 (advisory vote on the compensation of Verso’s named executive officers as disclosed in the Proxy Statement), Proposal 3 (advisory vote on the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers), and Proposal 4 (ratification of appointment of independent registered public accounting firm).

The outcome of the votes on Proposals 1 and 3 will be determined by a plurality of the shares voting on each proposal at the meeting. If you withhold your vote from a specified director nominee or abstain from voting on Proposal 3, it will not affect the outcome of the vote. The outcome of the vote on Proposals 2 and 4 will be determined by the vote of a majority of the shares present at the meeting, and if you abstain from voting on either of these proposals, your shares will be included in the number of shares considered present at the meeting and voted as an abstention on the proposal(s) on which you abstained from voting. Because an abstention is not a vote in favor of a proposal, your abstention would have the same effect as a vote against the proposal.

How do I vote without attending the meeting?

If you are a stockholder of record, you may vote by properly completing, signing, dating and returning by mail the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

If you are a beneficial owner of shares held in “street name,” then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you; or, if your broker, bank or other nominee participates in the program provided through Broadridge Investor Communications Solutions that offers telephone and Internet voting options, you can provide voting instructions by telephone or on the Internet by following the telephone or internet voting instructions that your broker, bank or other nominee provides to you.

How do I vote in person at the meeting?

If you are a stockholder of record and attend the meeting, you may vote at the meeting by delivering your completed proxy card in person. In the alternative, you may vote at the meeting by completing and delivering a ballot in person. We will distribute ballots to stockholders of record who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name,” you may vote at the meeting if you obtain and bring to the meeting a completed proxy form from your broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors FOR Proposal 1 (election of directors), FOR Proposal 2 (advisory vote on the compensation of Verso’s named executive officers as disclosed in the Proxy Statement), for THREE YEARS on Proposal 3 (advisory vote on the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers ), and FOR Proposal 4 (ratification of appointment of independent registered public accounting firm).

If you are a beneficial owner of shares held in “street name,” your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you do not instruct your nominee how to vote your shares on Proposal 1 (election of directors), Proposal 2 (advisory vote on the compensation of Verso’s named executive officers as disclosed in the Proxy Statement), or Proposal 3 (advisory vote on the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers), then your nominee will not have the authority to vote on the proposal(s) for which you have not provided voting instructions. If you do not instruct your nominee how to vote your shares on Proposal 4 (ratification of appointment of independent registered public accounting firm), your nominee will nonetheless have the authority, but is not required, to vote your shares on Proposal 4, because Proposal 4 is a discretionary item on which your nominee may vote even without instructions from you. Your nominee should provide you with information on how to give it voting instructions concerning your shares.

What are broker non-votes and how do they affect voting?

A “broker non-vote” occurs when a broker, bank or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors), Proposal 2 (advisory vote on the compensation of Verso’s named executive officers as disclosed in the Proxy

Statement), and Proposal 3 (advisory vote on the frequency – every one, two or three years – that Verso will hold advisory stockholder votes on the compensation of its named executive officers) are non-discretionary items, and if you do not provide your nominee with voting instructions for any of those proposals, then it will not vote on the proposal(s) for which you have not provided voting instructions, which will result in a broker non-vote on such proposal(s). Broker non-votes on a proposal are not included in the tabulation of voting results for the proposal and thus will not have the effect of “for” or “against” votes on the proposal. They also are not counted for purposes of determining the number of shares present in person or by proxy at the meeting and entitled to vote on the proposal. Broker non-votes are counted for purposes of determining whether there is a quorum at the meeting.

If I want to change my vote after I submit my proxy, how do I change it?

Your attendance at the meeting, by itself, will not revoke your proxy and change your vote. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the meeting; or giving written notice of your revocation to Verso’s Secretary. If you are a beneficial owner of shares held in “street name,” you may revoke your proxy and change your vote only by following the instructions given to you by the broker, bank or other nominee that holds your shares.

Who will count the votes?

Registrar and Transfer Company, the registrar and transfer agent for our common stock, will tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of the board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

Where can I find the results of the stockholder votes at the meeting and management’s response to the advisory votes on Proposals 2 and 3?

We will disclose the results of the stockholder votes at the meeting and management’s response to the advisory votes on Proposals 2 and 3 in a Form 8-K to be filed with the SEC within four business days after the meeting, which will be available on the “Investor Relations” page of our website at www.versopaper.com.

STOCKHOLDERS

Background

We were formed by affiliates of Apollo Management, L.P., or “Apollo,” for the purpose of acquiring the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The acquisition occurred on August 1, 2006. We went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock. In this Proxy Statement, references to “Verso,” “we,” “us,” “our” and similar terms are, where appropriate in context, also references to our subsidiaries.

Verso Paper Management LP was our sole stockholder before the IPO. As of April 8, 2011, Verso Paper Management LP owns 69.3% of the outstanding shares of our common stock. Various members of our management and board of directors have non-voting limited partner interests in Verso Paper Management LP, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading “Unit Investment and Award Program.” Verso Paper Investments LP is the general partner of Verso Paper Management LP and controls all of the voting interests in Verso Paper Management LP. In connection with the acquisition of our business from International Paper, affiliates of Apollo and International Paper invested in limited partner interests in Verso Paper Investments LP. International Paper’s interest in Verso Paper Investments LP is solely a non-voting interest. Verso Paper Investments Management LLC, an affiliate of Apollo, is the general partner of Verso Paper Investments LP and controls all of the voting interests in Verso Paper Investments LP.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of our common stock as of April 8, 2011, by each of our directors and named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of April 8, 2011, there were 52,625,108 outstanding shares of our common stock.

		Percentage of
	Number of Shares	Shares
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)

Directors and Named Executive Officers:
Michael A. Jackson(2)(3)(4)	625,086	*
Lyle J. Fellows(2)(3)(4)	162,523	*
Michael A. Weinhold(2)(3)(4)	158,859	*
Robert P. Mundy(2)(3)(4)	157,534	*
Peter H. Kesser(2)(3)(4)	123,710	*
Michael E. Ducey(2)(5)	43,190	*
Thomas Gutierrez(2)(4)	15,200	*
Scott M. Kleinman(2)(5)(6)	23,190	*
David W. Oskin(2)(5)	23,190	*
Eric L. Press(2)(4)(6)	15,200	*
L.H. Puckett, Jr.(2)(5)	181,185	*
David B. Sambur(2)(5)(6)	23,187	*
Jordan C. Zaken(2)(5)(6)	23,190	*
All Directors and Executive Officers as a group (15 persons)(3)(4)(5)(6)	1,705,303	3.2%
Other Stockholders:
Verso Paper Management LP(7)	36,465,434	69.3%
Avenue Capital Management II, L.P.(8)	2,623,467	4.9%

*	Less than 1% of the outstanding shares of our common stock.

(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of April 8, 2011, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 52,625,108 shares of common stock (which is the number of shares of common stock outstanding as of April 8, 2011) plus the number of shares of common stock that such person has the right to acquire as of April 8, 2011, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)	The address of Messrs. Jackson, Fellows, Gutierrez, Weinhold, Mundy, Kesser, Ducey, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Sambur and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)	The number of shares beneficially owned includes restricted shares of common stock granted to the following persons that are not vested: Mr. Jackson – 118,828 shares; Mr. Fellows – 37,492 shares; Mr. Weinhold – 33,439 shares; Mr. Mundy – 32,780 shares; Mr. Kesser – 27,211 shares; and all directors and executive officers as a group – 287,081 shares.

(4)	The number of shares beneficially owned includes shares of common stock that the following persons have the right to receive on April 8, 2011, or within 60 days thereafter, by exercising options to acquire common stock: Mr. Fellows – 18,888 shares; Mr. Gutierrez – 15,200 shares; Mr. Jackson – 68,036 shares; Mr. Kesser – 13,777 shares; Mr. Mundy – 16,407 shares; Mr. Press – 15,200 shares; Mr. Weinhold – 16,740 shares; and all directors and executive officers as a group – 176,285 shares.

(5)	The number of shares beneficially owned includes shares of common stock held by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to receive on April 8, 2011, or within 60 days thereafter, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Ducey – 23,190 shares; Mr. Kleinman – 23,190 shares; Mr. Oskin – 23,190 shares; Mr. Puckett – 181,185 shares; Mr. Sambur – 23,187 shares; Mr. Zaken – 23,190 shares; and all directors and executive officers as a group – 297,132 shares.

(6)	Messrs. Kleinman, Press, Sambur and Zaken are each associated with Apollo Management VI, L.P., and its affiliated investment managers. The percentage of shares shown does not include any shares beneficially owned by Apollo Management VI, L.P., or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Press, Sambur and Zaken each expressly disclaims beneficial ownership of the shares owned by Verso Paper Management LP and any other shareholder, except to the extent of any pecuniary interest therein.

(7)	All of the shares of common stock shown as beneficially owned by Verso Paper Management LP are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP and holds voting power and investment power over the shares of common stock held by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC, and Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC. AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI, Apollo Management, L.P., or “Apollo,” is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P., or “AMH,” is the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC, or “AMH GP,” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of AMH GP. Each of Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan, is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)	As set forth in a Schedule 13D filed with the United States Securities and Exchange Commission on February 11, 2011, the number of shares beneficially owned by Avenue Capital Management II, L.P. (“Avenue Capital II”) consist of shares owned in accounts for funds and affiliated entities for which it serves as investment adviser. Avenue Capital Management II GenPar, LLC (“GenPar”), serves as the general partner of Avenue Capital II, and Marc Lasry is the managing member of GenPar. Their address is 399 Park Avenue, 6th Floor, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the United States Securities and Exchange Commission, or “SEC,” initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. These reporting persons are required to furnish us with copies of all such Section 16(a) reports. Based solely on our review of the copies of such Section 16(a) reports and written representations that certain of these reporting persons have furnished to us, we believe that these reporting persons complied with all applicable Section 16(a) filing requirements during 2010.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position(s)

Michael A. Jackson	62	President, Chief Executive Officer and Director

Lyle J. Fellows	54	Senior Vice President of Manufacturing and Energy

Michael A. Weinhold	46	Senior Vice President of Sales, Marketing and Product Development

Robert P. Mundy	49	Senior Vice President and Chief Financial Officer

Peter H. Kesser	53	Vice President, General Counsel and Secretary

Kenneth D. Sawyer	55	Vice President of Human Resources

Benjamin Hinchman, IV	63	Vice President and Chief Information Officer

Michael E. Ducey	62	Director

Thomas Gutierrez	62	Director

Scott M. Kleinman	38	Director and Chairman of the Board

David W. Oskin	68	Director

Eric L. Press	45	Director

L.H. Puckett, Jr.	62	Director

David B. Sambur	31	Director

Jordan C. Zaken	36	Director

Executive Officers

Michael A. Jackson

Mr. Jackson has been President, Chief Executive Officer and a director of Verso since November 2006. Information about Mr. Jackson appears below under the heading “Directors.”

Lyle J. Fellows

Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since December 2009 and was our Senior Vice President of Manufacturing from August 2006 to December 2009. He has 30 years of manufacturing experience in the paper industry. Before joining us, Mr. Fellows worked for International Paper from 1981 to 2006, where he was Vice President of Manufacturing for the Coated and Supercalendered Papers Division from 2003 to 2006. Prior to that, he was manager of the pulp and paper mills in Courtland, Alabama, from 2001 to 2003, and in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Michael A. Weinhold

Mr. Weinhold has been our Senior Vice President of Sales, Marketing and Product Development since April 2011, and was our Senior Vice President of Sales and Marketing from August 2006 to April 2011. He is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development, product management and Nextier Solutionssm functions. Mr. Weinhold has 24 years of sales, marketing and manufacturing experience in the paper industry. From 2000 to 2006, he held various sales, marketing and management positions for the Coated and Supercalendered Papers Division of International Paper, including serving as Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper in 2000.

Robert P. Mundy

Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. He has 28 years of finance and accounting experience in the paper industry. Mr. Mundy joined us from International Paper where he worked from 1983 to 2006. At International Paper, he was Director of Finance of the Coated and Supercalendered Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. Prior to that, he was responsible for other business functions including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Peter H. Kesser

Mr. Kesser has been our Vice President, General Counsel and Secretary since December 2006 and, in such capacity, functions as the principal legal and compliance officer of Verso. During a 27-year legal career, he has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms and has had significant oversight responsibility for a wide variety of legal matters (including antitrust, compliance, employee benefits, employment, energy, environmental, intellectual property, litigation and real estate) while working for major public companies. Mr. Kesser was a shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a leading lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading nitrogen chemical producer, from 1993 to 1997. He was an attorney with Bracewell & Patterson LLP from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Kenneth D. Sawyer

Mr. Sawyer has been our Vice President of Human Resources since January 2011. Mr. Sawyer has 23 years of experience in the human resources field. He joined us from AbitibiBowater, Inc., a leading global producer of pulp, paper and wood products, where he was Director of Human Resources for all United States operations from 2009 to 2010, and Director of Human Resources for the Commercial Printing Papers Division in the United States, Canada and South Korea from 2007 to 2009. Mr. Sawyer worked at Bowater Incorporated, a manufacturer of pulp, paper and wood products, where he was Director of Process Improvement and Organization Effectiveness from 2006 to 2007, and Director of Human Resources of the Coated Papers Division from 1999 to 2006. Mr. Sawyer was the Vice President of Human Resources of Dorsey Trailers, Inc., a transportation equipment manufacturer, from 1993 to 1999.

Benjamin Hinchman, IV

Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. He has 41 years of experience in the information technology field, during which he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Before joining us, Mr. Hinchman worked at International Paper from 1999 to 2006, where he was Director of Information Technology of our business in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic

Technologies from 2000 to 2001. Mr. Hinchman worked for Union Camp Corporation as Director of Information Services for the Fine Papers Division from 1995 until its acquisition by International Paper in 1999. He previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Directors

We believe that the members of our board of directors should have a range of skills, experience, diversity, and expertise that enables them to provide sound guidance with respect to our business and operations. Each of our directors has an established record of professional accomplishment and particular experience, qualifications, attributes and skills that the board of directors considers important in determining that each director should be a member of our board, as highlighted in this section of our Proxy Statement.

The composition of our board of directors is balanced among four independent directors, four directors affiliated with Apollo Management VI, L.P., which indirectly controls our largest stockholder, and one management director who serves as our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•	As independent directors, each of Messrs. Ducey, Gutierrez, Oskin and Puckett contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction of us and facilitating objectivity in the board decision-making process.

•	Because of their affiliation with Apollo Management VI, L.P., each of Messrs. Kleinman, Press, Sambur and Zaken is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.

•	Mr. Jackson, as our President and Chief Executive Officer, brings his in-depth knowledge of Verso and our industry, operations and business plans to the board of directors.

In addition, as indicated below, each of our directors has specific knowledge, professional experience and expertise relevant to serving as a director of Verso, as well as experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

Below is additional information concerning our directors.

Michael E. Ducey

Mr. Ducey has been a director of Verso since March 2007 and a member and the chairman of our Audit Committee since May 2008. Mr. Ducey was President and Chief Executive Officer of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass Minerals. From 1972 to 2002, he worked for Borden Chemical, Inc., a diversified chemical company. During his 30-year career with Borden Chemical, Mr. Ducey held various management, sales, marketing, planning and commercial development positions, including serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director and a member of the audit committee of Smurfit-Stone Container, Inc., a leading North American producer of corrugated containers, since 2010; the Lead Director and a member of the audit committee and nominations and governance committee of HaloSource, Inc., a global producer of water purification and disinfecting technologies, since 2010; and a director, the Non-Executive Chairman and a member of the audit committee of TPC Group, Inc., a producer of hydrocarbon derivatives, since 2009. Mr. Ducey was a director and member of the compensation committee of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008. He also was a director and a member of the environmental, health and safety committee of Compass Minerals from 2002 to 2006.

Mr. Ducey’s broad experience in operations, strategic planning, management and manufacturing, gained from his lengthy career with Compass Minerals and Borden Chemical, is valuable to our board of directors. His background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his years of experiences as President and Chief Executive Officer of Compass Minerals and Borden Chemical provides valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

Thomas Gutierrez

Mr. Gutierrez has been a director of Verso since November 2008 and a member of our Audit Committee since May 2009. He has been President and Chief Executive Officer of GT Solar International, Inc., a global provider of specialized equipment, technology and services for the solar power industry, since 2009. Mr. Gutierrez was Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development-stage pharmaceutical company, from its inception in January 2009 to November 2009. He was Chief Executive Officer of Xerium Technologies Inc., a leading global manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez was Chief Executive Officer of three separate business units of Invensys plc, a global leader in technology used to monitor, control and automate processes. He was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. Earlier in his career, Mr. Gutierrez held management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

Mr. Gutierrez has been a director and member of the governance committee of Veeco Instruments Inc., a producer of process equipment for LED, solar and data storage manufacturers, since 2010; a director of GT Solar International since 2009; and a director of PhytoChem Pharmaceuticals since 2009. He was a director of Comverge, Inc., a provider of clean energy alternatives, and a member of its audit committee, compensation committee, and nominating and corporate governance committee from 2009 to 2010; and a director of Xerium Technologies from 2001 to 2008.

Mr. Gutierrez’s extensive experience in various industries, including manufacturing, provides him with a breadth and depth of knowledge that informs his oversight of our organization as a director. His background of providing leadership, as the most senior executive and as director, of various companies provides him with experience in guiding organizations through complex challenges and opportunities. In addition, from his many years of experience as the president and chief executive officer of large companies, Mr. Gutierrez has developed expertise in managing enterprises that enhances his oversight of our management and the guidance that he provides as our director. His service as a director of other companies augments his knowledge of effective corporate governance.

Michael A. Jackson

Mr. Jackson has been a director and the President and Chief Executive Officer of Verso since November 2006. Before joining us, he worked at Weyerhaeuser Company from 1977 to 2006. During his 29-year career with Weyerhaeuser, Mr. Jackson was Senior Vice President responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses from 2004 to 2006, Vice President of the Fine Papers business from 2002 to 2004, Vice President of the Business Papers business from 2000 to 2002, Vice President of the Recycling business from 1998 to 2000, Vice President of Human Resources and Quality for the Container Board Packaging business from 1993 to 1998, and General Manager of the Tri-Wall business and other packaging plants from 1990 to 1993. On behalf of Weyerhaeuser, Mr. Jackson served from 2005 to 2006 as a director and Chair of the Board of North Pacific Paper Corporation (NORPAC), a joint venture with Japan’s Nippon Paper Industries which produces newsprint and uncoated groundwood paper.

From his many years in the paper and forest products industry, Mr. Jackson has attained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His knowledge and experience make him well suited not only to serve as our President and Chief Executive officer, but also enhance board discussions with his industry-specific expertise. In addition, as our President and Chief Executive Officer, Mr. Jackson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Scott M. Kleinman

Mr. Kleinman has been a director and the Chairman of the Board of Verso since August 2006. He also has been a member and the chairman of our Compensation Committee and Corporate Governance and Nominating Committee since May 2008, and was a member and the chairman of our Audit Committee from May to August 2008. Mr. Kleinman is a partner of Apollo Management, L.P., a global alternative asset manager, where he has worked since 1996. He was employed as an analyst at Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director and a member of the audit committee, compensation committee, and nominating and corporate governance committee of LyondellBasell Industries, B.V., a worldwide plastics, chemical and refining company, since 2010; a director and member of the environmental, health and safety committee of Noranda Aluminum Holding Corporation, a producer of aluminum products, since 2007; a director of Realogy Corporation, a provider of residential real estate and relocation services, since 2007; and a director and member of the audit committee of Momentive Performance Materials, Inc., a producer of silicones and silicone derivatives, since 2010. He was a director and member of the executive committee, audit committee, compensation committee, and environmental, health and safety committee of Momentive Specialty Chemicals, Inc. (formerly Hexion Specialty Chemicals Inc.), a producer of thermoset resin technologies, between 2004 and 2010; and a director of Compass Minerals, Inc., a producer of salt and specialty fertilizers, from 2001 through 2004.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, he led the Apollo diligence team that managed the acquisition of Verso from International Paper in 2006, which provided him with a unique knowledge of our organization. Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

David W. Oskin

Mr. Oskin has been a director of Verso since January 2007. He also has been a member of our Audit Committee since August 2008 and our Corporate Governance and Nominating Committee since May 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005, and was a consultant to the paper and finance industries in 2004. He previously worked for 29 years in the paper and forest products industries in various management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. From 1992 to 1995, he was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a New Zealand based forest products company.

Mr. Oskin has been a director of Rayonier Inc., an international forest products company, since 2009, a member of its governance and nominating committee and compensation and management development committee since 2010, and was a member of its audit committee from 2009 to 2010; a director and member of the audit committee and remuneration committee of Samling Global Limited, a timber and forest products concern, since 2005; a director of Pacific Millennium Corporation, a privately held packaging company, since 2003; and a director of Big Earth Publishing LLC, a publisher of books and magazines, since 2003. He was a director and member of the executive committee and audit committee of Goodman Global Inc., a manufacturer of heating, ventilation and air conditioning products, from 2006 to 2008. Mr. Oskin also was Chair of the Board of Trustees of Widener University from 2001 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience in the paper and forest products industry, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in this industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. He has expertise in managing enterprises from his many years with International Paper and Carter Holt Harvey Limited that informs his guidance of our management. His current service as a director of a publisher of books and magazines gives him experience relevant to our customer base. Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

Eric L. Press

Mr. Press has been a director of Verso since January 2009. He is a partner of Apollo Management, L.P., where he has worked since 1998 analyzing and overseeing Apollo’s investments in basic industries, financial services, lodging, leisure and entertainment companies. Mr. Press was an associate with the Wachtell, Lipton, Rosen & Katz law firm, specializing in mergers, acquisitions, restructurings and related financing transactions, from 1992 to 1998. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989.

Mr. Press has been a director of Apollo Commercial Real Estate Finance, Inc., a real estate investment trust, since 2009; a director and member of the audit committee of Caesars Entertainment Corporation (formerly Harrah’s Entertainment Inc.), a gaming company, since 2008; a director and member of the executive committee and compensation committee of Noranda Aluminum Holding Corporation, a producer of aluminum products, since 2007, and a member of its nominating and governance committee and pricing committee since 2010; a director and member of the compensation committee of Affinion Group, Inc., a provider of marketing products and services, since 2006; and a director and member of the compensation committee of Metals USA, Inc., a metal service center and processor of metal components, since 2005. He was a director of Quality Distribution, Inc., a bulk tank truck network operator, from 2004 to 2008; a director of Wyndham International, Inc., a lodging franchisor, from May 2005 to August 2005; a director of Innkeepers USA Trust, a real estate investment trust and owner of upscale extended-stay hotel properties, from 2007 to 2010; and a director of AEP Industries, Inc., a flexible packaging film producer, from 2004 to 2005.

Mr. Press’s extensive background in financing, analyzing and managing investments, and his prior background as an attorney specializing in mergers, acquisitions, restructurings and related financing transactions, provides him with considerable experience in identifying and analyzing operational, financial and management matters that affect equity investments. These skills are highly pertinent to his oversight of our business, financial performance and management. His service as a director of other companies in a variety of industries provides him with a range of experience and increases his knowledge of effective corporate governance.

L.H. Puckett, Jr.

Mr. Puckett has been a director of Verso since August 2006 and was our President and Chief Executive Officer from August 2006 until his retirement in November 2006. He was Executive Vice President, Sales and Marketing, of National Envelope Corporation from January 2010 until September 2010, when substantially all of its assets were sold in connection with a bankruptcy petition that National Envelope Corporation voluntarily filed in June 2010 under Chapter 11 of the United States Bankruptcy Code.

Mr. Puckett has worked in the paper industry for over 33 years in various sales, marketing and management capacities. He worked at International Paper from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendered Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 until its acquisition by International Paper in 1999, where he was Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the paper industry, including a combined seven years serving as the principal executive officer of our business when it was a division of International Paper and as our President and Chief Executive Officer until November 2006. His experience in managing our business provides him with an in-depth understanding of us that is useful in providing guidance to our management. His significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

David B. Sambur

Mr. Sambur has been a director of Verso since February 2008 and a member of our Compensation Committee since May 2008. He also was a member of our Audit Committee from May 2008 to May 2009. Mr. Sambur is a principal of Apollo Management, L.P., a global alternative asset manager, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004.

Mr. Sambur has been a director of Caesars Entertainment Corporation, a gaming company, since 2010; a director and member of the audit committee and compensation committee of Momentive Performance Materials. Inc., a producer of silicones and silicone derivatives, since 2010; and a director and member of the audit committee and compensation committee of Momentive Specialty Chemicals, Inc., a producer of thermoset resin technologies, since 2010.

With experience in financing, analyzing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and contribute to his ability to conduct oversight of our business, financial performance and management. Mr. Sambur participated in the diligence and structuring of Apollo’s 2006 acquisition of Verso Paper from International Paper, which provided him with unique insight into our organization and business. In addition, his service on the boards of directors of other companies augments his knowledge of effective corporate governance.

Jordan C. Zaken

Mr. Zaken has been a director of Verso since August 2006 and a member of our Compensation Committee since May 2008. He is a partner of Apollo Management, L.P., a global alternative asset manager, where he has worked since 1999. Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department from 1997 to 1999.

Mr. Zaken has been a director and member of the compensation committee of Momentive Performance Materials Inc., a producer of silicones and silicone derivatives, since 2010; and a director of Momentive Specialty Chemicals Inc., a producer of thermoset resin technologies, since 2005, and a member and chairman of its compensation committee since 2006. He was a director of Parallel Petroleum Corp., an oil and gas producer, in 2009; and a director of AEP Industries, Inc., a producer of flexible packaging film, from 2004 until 2005.

Mr. Zaken’s background in financing, analyzing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect equity investments. This enables him as a director to more successfully oversee our business, financial performance and management. His service as a director of other companies provides experience on which he can draw in serving as our director and increases his knowledge of effective corporate governance.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes – Class I, Class II and Class III – with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2011 Annual Meeting of Stockholders. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2012 Annual Meeting of Stockholders. Messrs. Jackson, Oskin and Zaken are Class II directors whose terms will expire at our 2013 Annual Meeting of Stockholders.

Leadership Structure

The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

We do not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. The board of directors has the prerogative to adopt such a policy, but has not found it necessary to do so. Instead, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, based on Verso’s needs. The board of directors makes its determination based on the considerations and criteria that it deems appropriate, at the time that it makes the determination, to provide suitable leadership for the board of directors and Verso. The positions of Chairman of the Board and Chief Executive Officer currently are held by different individuals. Our Chairman of the Board is Scott M. Kleinman, a non-employee director who is a partner with Apollo Management, L.P., and our Chief Executive Officer is Michael A. Jackson, who also serves as a director and our President.

We believe that the current leadership structure of Verso, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for us at this time. This structure enhances the board of directors’ oversight of management, because a non-employee Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non-management executive sessions of the board of directors, from which he would be excluded if he were also our Chief Executive Officer. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, we are a “controlled company” as defined in the NYSE’s listing standards – i.e., a company of which more than 50% of the voting power is held by an individual, group or another company – and thus are not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating committee composed entirely of independent directors. Nonetheless, our board of directors has determined that four of our nine directors – Messrs. Ducey, Gutierrez, Oskin and Puckett – are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each operating under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Corporate
Governance and
		Audit	Compensation	Nominating
Director	Independent	Committee	Committee	Committee

Michael E. Ducey	•	• *

Thomas Gutierrez	•	•

Michael A. Jackson

Scott M. Kleinman			• *	• *

David W. Oskin	•	•		•

Eric L. Press

L.H. Puckett, Jr.	•

David B. Sambur			•

Jordan C. Zaken			•

* Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the integrity of our financial statements and other financial information provided to our stockholders and other relevant parties

•	our system of internal control

•	the performance of our internal accounting and financial controls and the function of our internal audit department

•	the qualifications, independence and performance of our independent registered public accounting firm

•	our process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements

Each director serving on the Audit Committee – Messrs. Ducey, Gutierrez and Oskin – is independent under the NYSE’s and SEC’s rules, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the review and approval of our compensation philosophy and objectives for our executive officers

•	the review and approval of the performance goals and objectives relevant to the compensation of our executive officers

•	the review and approval of the compensation of our executive officers

•	acting as administrator as may be required by our incentive compensation and equity-related plans in which our executive officers may be participants

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the identification of qualified candidates to become our directors, consistent with criteria approved by our board of directors

•	the selection of nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected

•	the selection of candidates to fill vacancies and newly created directorships on our board of directors

•	the identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance

•	the development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to us

•	oversight of the evaluation of our board of directors and management

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to: Corporate Governance and Nominating Committee, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty, and strong ethics, and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s:

•	business judgment and ability to make independent analytical inquiries

•	understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company

•	experience in our industry and with relevant social policy concerns

•	understanding of our business on a technical level

•	educational background, including academic expertise in an area of our operations

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

We do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including diversity of professional experience, employment history, experience on other boards of directors and as management of other companies, as well as more familiar diversity concepts such as race, gender and national origin.

Nominees for Election as Class III Directors

Our board of directors has nominated Messrs. Ducey, Kleinman and Sambur for election as Class III directors at the 2011 Annual Meeting of Stockholders. Each nominee is an incumbent director. Mr. Ducey is a member and chair of our Audit Committee. Mr. Kleinman is a member and chair of our Compensation Committee and Corporate Governance and Nominating Committee. Mr. Sambur is a member of our Compensation Committee.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. At times, the board of directors and its committees also act by written consent in lieu of formal meetings. In 2010, the board of directors met four times and acted by written consent four times; the Audit Committee met four times and acted by written consent one time; the Compensation Committee met one time and acted by written consent five times; and the Corporate Governance and Nominating Committee acted by written consent one time. In 2010, each director attended all of the meetings of the board of directors and the committees on which he served, except that Mr. Gutierrez was absent from one board of directors and one Audit Committee meeting and Mr. Kleinman was absent from one board of directors meeting.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our non-management directors to meet in executive session without management present at least two times per year. In 2010, our non-management directors held two executive sessions. The presiding director at the executive sessions is Mr. Oskin, or in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. One director attended our 2010 Annual Meeting of Stockholders.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to: Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our website for any change in this process.

Corporate Governance

General

In furtherance of our board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines

•	Charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee

•	Code of Conduct

•	Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as:

•	the size of the board of directors

•	director independence

•	meetings of non-management directors

•	director qualifications

•	matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment with us

•	director responsibilities

•	director compensation

•	director access to executive management and independent advisors

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance

•	board of directors participation in the development of management leadership

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses, among other things:

•	ethical business conduct

•	compliance with legal requirements

•	confidentiality of our business information

•	use of our property

•	avoidance of conflicts of interest

•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website. In 2010, we did not amend the Code of Conduct and did not receive or grant any requests for waivers from the Code of Conduct.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by our employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by our General Counsel, Internal Audit Manager or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of director’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. Since January 1, 2010, no transaction between us and any related person has been reviewed or approved.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. No person who served as a member of our Compensation Committee during 2010 was, at any time in 2010, also a current or former officer or employee of Verso. Each member of our Compensation Committee is a partner or principal of Apollo Management, L.P., and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this Proxy Statement.

Board of Directors’ Role in Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our board of directors believes that an effective risk management system will timely identify the material risks that we face; communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee; implement appropriate and responsive risk management strategies; and integrate risk management into our decision-making.

Our management has primary responsibility for risk management, including monitoring, identifying and addressing the risks facing Verso and bringing such risks that may be material to the attention of our board of directors or its appropriate committee, if the committee has oversight responsibility for the matter pursuant to our bylaws, the committee’s charter, or our Corporate Governance Guidelines. Our board of directors also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and operations.

Our board of directors is generally responsible for risk oversight. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. Our board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks.

The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of our financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

The Compensation Committee monitors for risks associated with our compensation philosophy, objectives, plans, arrangements and agreements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in and relating to compensation matters, especially incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it determines appropriate in making decisions concerning compensation matters.

The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines it to be appropriate to review and evaluate identified risk, the committee will report its findings and recommendations to the board of directors. Our board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

AUDIT COMMITTEE REPORT

Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, or “Deloitte & Touche,” an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche our audited consolidated financial statements as of and for the year ended December 31, 2010. The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche is compatible with maintaining its independence.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche dated March 2, 2011, regarding our audited consolidated financial statements as of and for the year ended December 31, 2010, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair)
Thomas Gutierrez
David W. Oskin

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee have reviewed and discussed with Verso’s management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair)
David B. Sambur
Jordan C. Zaken

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Our compensation philosophy is that compensation should serve to attract and retain talented employees and encourage job performance by them that enhances our company’s financial performance and stockholder value. Accordingly, we design our compensation programs for our executive management, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (we sometimes refer in this Proxy Statement to these five officers as our “named executive officers”) with the overall objectives of encouraging them to be committed to our company, strive to achieve outstanding financial performance by our company, and create value for our stockholders. To attain these overall objectives, we design our compensation programs for executive management along the following general guidelines:

•	Annual base salaries should be competitive with the marketplace average and create a measure of financial security.

•	Compensation should consist of a combination of variable annual and long-term incentive compensation that stresses the achievement of short-term and long-term performance objectives and provides the opportunity to earn more than the marketplace average for performance that exceeds targeted levels.

•	Compensation should permit outstanding individual achievements to be recognized and rewarded.

•	Incentive compensation opportunities should be targeted at levels that are competitive with those of our peer group companies.

•	Compensation should take into account internal pay equity that appropriately reflects the respective positions held by members of executive management.

•	Long-term compensation should include an equity component.

Our compensation philosophy and the above guidelines drive the specific elements of compensation that we choose to provide our executive management, which includes our named executive officers, as well as our decisions concerning the percentage mix of elements that comprise each individual compensation package. The table below lists the elements of the 2010 compensation packages of our executive management, including compensation received in 2010 and existing long-term compensation received in prior years. The table below indicates the specific objectives that each element of compensation is intended to achieve. How our elements of compensation are designed around our compensation philosophy and guidelines to achieve specific objectives are discussed in more detail in this “Compensation Discussion and Analysis” under the heading “Elements of Executive Compensation.”

Element of Compensation	Type of Compensation	Primary Objectives

Base Salary	Fixed cash payment	Attract and retain executive talent

Senior Executive Bonus Plan	Bonus that may be annual or long-term and incentive-based or discretionary	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

2010 Verso Incentive Plan	Annual performance-based cash bonus with discretionary component	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term

Attract and retain executive talent

2009 Long-Term Cash Award Program for Executives(1)	Long-term performance-based cash bonus	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

Retain executive talent

2008 Incentive Award Plan	Long-term equity-based incentive compensation	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

Align the interests of executive management with those of our stockholders

Attract and retain executive talent

Unit Investment and Award Program(2)	Long-term equity-based incentive compensation	Align the interests of executive management with those of our stockholders

Retain executive talent

Other Benefits and Perquisites	Retirement Savings Plan (i.e., 401(k) plan), a tax-qualified defined contribution plan	Attract and retain executive talent

Supplemental Salary Retirement Program, a tax-qualified defined contribution program

Deferred Compensation Plan, a nonqualified defined contribution plan

Executive Retirement Program, a nonqualified defined contribution program

Termination allowance under our Severance Policy

Medical, dental, life, disability, AD&D and business travel accident insurance

Relocation assistance

Financial counseling

(1)	In 2009, we granted performance awards to our executive officers under the 2009 Long-Term Cash Award Program for Executives. Payouts under the program are based on Verso’s financial performance in 2009, 2010, 2011 and the 2009-2011 performance cycle. The program is discussed in “Compensation Discussion and Analysis – Elements of Executive Compensation – 2009 Long-Term Cash Award Program for Executives.”

(2)	In 2006 and 2007, our executive officers and senior managers purchased and were granted Units representing limited partner interests in Verso Paper Management LP, which then was our sole stockholder. We have not granted any Units under the program since 2007. The program is discussed in “Compensation Discussion and Analysis – Elements of Executive Compensation – Unit Investment and Award Program.”

We strive to set for each member of our executive management, including our named executive officers, an overall compensation package consisting of a fixed salary, variable incentive compensation and other benefits, as indicated in the table above, at competitive levels that allow us to retain our incumbent executives and attract executive talent. Accordingly, we attempted for 2010 to set salaries, variable incentive compensation and other benefits for our executives that were generally in line with the salaries, variable incentive compensation and other benefits that we determined our peer group offers executives based on aggregated compensation survey data that we reviewed, as discussed in this “Compensation Discussion and Analysis” under “Use of Peer Group Data.”

We consider our compensation programs to have been successful in recruiting and retaining management-level employees who have displayed skill, experience, initiative and talent in managing our company successfully through challenging economic conditions in 2009. Therefore, we did not reevaluate our compensation programs extensively for 2010, including that we did not reevaluate whether there is an optimal percentage mix of fixed salary, variable incentive compensation (cash or equity) and other compensation or benefits that is different from the percentage mix of compensation types that we offer our executive management, nor did we consider changing the types of short-term and long-term incentive compensation that we offer. As a result, the structure of our compensation programs in 2010 did not significantly change from the structure described in our 2010 proxy statement.

In 2010, we awarded our executive management the following types of incentive compensation:

•	a performance-based bonus opportunity under the 2010 Verso Incentive Plan, designed to encourage achievement of goals for performance measures identified as capable of enhancing company financial performance, payable in early 2011 based upon the levels of performance goals achieved; and

•	stock options and restricted stock under the 2008 Incentive Award Plan, vesting over three years, to relate a significant portion of each executive’s long-term remuneration directly to appreciation in the value of our stock.

In awarding incentive compensation for 2010 to our executive management, including our named executive officers, we took into account their ownership of equity in us that was purchased or awarded in prior years under our Unit Investment and Award Program and 2008 Incentive Award Plan, as well their continued eligibility through 2011 for incentive bonuses pursuant to awards made in 2009 under our 2009 Long-Term Cash Award Program for Executives. We discuss the incentive compensation that we awarded our named executive officers in 2010 in this “Compensation Discussion and Analysis” under “Elements of Executive Compensation – Verso Incentive Plan,” “— 2009 Long-Term Cash Award Program for Executives,” and “— 2008 Incentive Award Plan.” The incentive compensation awarded and payable to our named executive officers for 2010 performance is set forth in “Executive Compensation – Summary Compensation Table” and “Executive Compensation – Grants of Plan-Based Awards.”

Our named executive officers’ 2010 compensation included equity and performance-based compensation that was 37% to 43% of the total direct compensation of each named executive officer other than our President and Chief Executive Officer, and 48% of the total direct compensation of our President and Chief

Executive Officer. As noted above, incentive-based compensation included long-term compensation granted in years prior to 2010. Base salary and discretionary bonuses constituted the balance of each named executive officer’s 2010 total direct compensation. As used in this context, “total direct compensation” means the aggregate amount of the executive’s base salary, discretionary bonuses, incentive bonuses and long-term equity-based awards valued on the basis of the grant-date fair value of such awards, as determined under the accounting principles used in our financial reporting.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and objectives and establishing compensation for our executive management, which includes our named executive officers. The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive management as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy, the Compensation Committee determines compensation for our Chief Executive Officer and recommends the compensation for all of our other executive management, for approval by our board of directors.

Our Chief Executive Officer assists the Compensation Committee with establishing the compensation of our executive management, including our other named executive officers, by providing evaluations of their performance and recommendations to the board of directors regarding their compensation. Members of our executive management participate in annual performance reviews with the Chief Executive Officer, in which they evaluate with the Chief Executive Officer their contributions to our success for the period being assessed.

Use of Peer Group Data

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data as a reference in establishing our compensation framework and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation components – for example, salary – fall as compared to compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2010 executive compensation, we collected and reviewed compensation data from the following sources:

•	The 2010 Forest Products Industry Compensation Association Survey, or the “2010 FPICA Survey,” and the 2009 Forest Products Industry Compensation Association Survey, or the “2009 FPICA Survey,” conducted by the Stanton Group, which compiles compensation information from survey responses for companies in our industry, and from which we obtained aggregated data about executive compensation for various employee positions and duties, including positions and duties comparable to those of our named executive officers; and

•	Compensation survey data from Equilar, Inc., or the “Equilar Survey,” from which we obtained aggregated compensation data from survey responses by companies in multiple industries for various employee positions, including positions comparable to those held by our named executive officers.

We reviewed the compensation data that we obtained from the 2010 FPICA Survey, 2009 FPICA Survey and Equilar Survey to determine how our executive compensation levels and structure compared with the aggregate peer survey information included in such compensation data, which we categorized for purposes of our analysis into various groups by size and industry, and which we evaluated in terms of: overall compensation levels; the percentage mix of salary, short-term and long-term incentive compensation and other benefits in compensation packages; ratios of equity to cash compensation; and distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the 2010 FPICA Survey data, in conjunction with the 2009 FPICA Survey data, to determine year-over-year trends in peer group compensation in our industry. In establishing compensation for our executive management, including our named executive officers, we structured the level and mix of compensation of each individual based on his position and duties, with a view towards creating compensation packages for our management that were competitive (especially as compared against survey data from companies within our industry or similar in size to us) with the types and levels of compensation that the aggregate survey data indicated was typically received by others holding similar positions and/or having similar duties.

The list set forth below includes peer group members that are listed by name in the 2010 FPICA Survey that we used, but does not include many manufacturing and other companies outside the paper and forest products industry that participated in the Equilar survey and that are included in aggregated responses used to create the survey data.

AbitibiBowater Inc.
Alabama River Pulp Company, Inc.
Appleton Coated LLC
Boise Cascade, L.L.C.
Boise Inc.
Buckeye Technologies Inc.
Caraustar Industries, Inc.
Clearwater Paper Corporation
Deltic Timber Corporation
Domtar Corporation
Evergreen Packaging Inc.
Forest Capital Partners, LLC
P.H. Glatfelter Company
Graphic Packaging International, Inc.
Green Diamond Resource Company
Greif, Inc.	Hancock Forest Management Inc.
Interfor Pacific, Inc.
International Paper Company
KapStone Paper and Packaging Corporation
Longview Fibre Company
Louisiana-Pacific Corporation
MeadWestvaco Corporation
Mendocino Forest Products Company, LLC
Myllykoski North America
NewPage Corporation
Nippon Paper Industries USA Co., Ltd.
Norbord Inc.
Packaging Corporation of America
Plum Creek Timber Company, Inc.
Potlatch Corporation
Rayonier Inc.	Rock-Tenn Company
Roseburg Forest Products Co.
Sappi Fine Paper North America
Sierra Pine Limited
Simpson Investment Company
Smurfit-Stone Container
Corporation
Sonoco Products Company
Swanson Group, Inc.
Temple-Inland Inc.
Timber Products Company
Twin Rivers Paper Company
West Fraser Timber Co. Ltd
West Linn Paper Company
The Westervelt Company
Weyerhaeuser Company

Elements of Executive Compensation

In this section of our discussion, we provide relevant details about the elements of our executive compensation. For a list and summary of these elements, please refer to “Compensation Discussion and Analysis – Summary.”

Base Salary

We determine base salaries for our executives, including our named executive officers, based on each of their position levels and responsibilities. In so doing, we take into account the salary ranges for comparable position levels and positions entailing similar responsibilities reported in aggregate survey data compiled from the survey responses of our peer group of companies, as explained above under “Use of Peer Group Data.” We intend base salaries to be competitive with the market average for salaries within our peer group, so that we can compete effectively in the market for talented individuals to serve as our executives and retain our executives.

Typically, no later than April of each year, we review and, as appropriate, increase the salaries of our employees, including our named executive officers, unless an employee’s performance during the preceding year indicates that a salary increase is not merited, or unless other events, such as a recent salary increase or events having an extraordinary negative impact on the economy or our business, indicate that a salary increase is not appropriate at that time. Effective January 1, 2010, we increased the annual base salaries of Mr. Weinhold from $295,000 to $318,600, and Mr. Mundy from $282,000 to $310,200; effective February 1, 2010, we increased the annual base salary of Mr. Jackson from $450,000 to $550,000; and effective April 1, 2010, we increased the annual base salary of Mr. Kesser from $250,080 to $270,086. Mr. Fellows’ annual base salary was increased effective December 15, 2009, as we reported in our 2010 proxy statement. In determining the amount by which to increase their salaries, we reviewed salaries for similar positions, determined by reference to aggregate peer survey data. We also evaluated each individual’s salary in the context of the functional areas of his responsibility and compared his salary to the aggregate peer survey data for positions having responsibilities for similar functional areas. We reviewed how his salary compared to the salaries of our other members of executive management, evaluating the differences in their salaries against the differences in salaries reported for similar positions, again determined by reference to aggregate peer survey data. We considered each individual’s experience and contributions in 2009 to our success. We took these factors into account in developing salaries that we believe are appropriate to our company and competitive for executive talent.

Senior Executive Bonus Plan

Under the Senior Executive Bonus Plan, our designated key executives, including our named executive officers, are eligible to receive bonus payments with respect to a specified period (e.g., one year). Bonuses are generally payable upon the attainment of pre-established performance goals. Performance goals under the Senior Executive Bonus Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries. The Senior Executive Bonus Plan also provides for bonuses that are not based on achievement of performance goals, including discretionary bonuses as determined by the Compensation Committee.

The Senior Executive Bonus Plan is intended to allow us flexibility in the compensation that we may provide our executives, including that we can encourage outstanding executive performance by providing annual or long-term incentive-based awards, promote retention of our executives with long-term awards and adjust compensation as we may determine to be appropriate with bonuses. In determining whether to grant awards and what types of awards to grant an executive under this plan, we would consider what cash and equity incentive awards and bonus opportunities the executive has received under our other plans, to develop a compensation structure for the executive that is in line with the goals that we determine to achieve through compensation of the executive.

Under this plan, we awarded bonuses for 2010 to certain Verso employees, including the named executive officers, in recognition of their efforts relating to Verso’s participation in a tax credit program and receipt of grant funds for energy efficiency projects, and in recognition of their individual contributions to various areas of company-wide improvements. The amounts of these bonuses that we awarded to our named executive officers are set forth in this Proxy Statement in “Executive Compensation – Summary Compensation Table.”

Verso Incentive Plan

The Verso Incentive Plan, or the “VIP,” is a sub-plan under our Senior Executive Bonus Plan as it relates to our executive officers. It is administered by and operates at the discretion of the Compensation Committee. The VIP provides our executive officers and senior managers with an annual incentive (bonus) opportunity with awards based on the quantitative achievement of our performance measured against pre-established financial performance goals and a qualitative assessment of the individual, departmental and functional contributions of such individual to the achievement of those performance goals. We intend this plan to encourage individual executives and senior managers to contribute to our financial performance, by achieving performance goals that the Compensation Committee determines important for our financial success, and to encourage outstanding performance by individual executives and senior managers in the areas in which they can best contribute to our performance. Accordingly, bonuses under the plan are also based on a qualitative assessment of the individual, departmental and functional contributions of each individual participant to the achievement of the performance goals.

Establishment of VIP Pool

In February 2010, the Compensation Committee approved the VIP for 2010 and established the performance measures for 2010 under the VIP, the performance goals for those measures, the maximum potential funding of a pool from which incentive payments may be made after year-end (the maximum is the amount of total incentive payments to all VIP participants that would be required under the VIP if the highest level of achievement of the performance goals were attained), and the relative percentage that the level of achievement of each performance goal for each of those performance measures contributes to funding of the VIP pool.

In establishing the performance measures, the relative importance of those measures and what performance goals for those measures are appropriate, the Compensation Committee considers information concerning our financial objectives for the year, with the aim of reflecting our core financial objectives in the incentives created by the VIP. In establishing the potential funding of the VIP pool, the Compensation Committee considers what levels of incentive-based compensation, particularly cash-based incentive compensation, as a percentage of overall compensation are appropriate. In so doing, it considers what other cash-based and equity-based incentive compensation are provided to our executives, as well as incentive compensation information reflected in the aggregate survey data for our peer group, with the aim of establishing incentive compensation that is competitive but not excessive. Taking these matters into consideration, the Compensation Committee approves the above-described elements of the VIP for the year, as well as the maximum potential awards for the year under the VIP for each of our executive management, including our named executive officers (with input from our Chief Executive Officer concerning awards for senior executives other than himself), as described below in more detail under “Verso Incentive Plan – Determination of Individual Incentives.”

After year-end, the Compensation Committee reviews the pre-established goals for the performance measures (called here “performance goals”), our level of achievement of those performance goals, and any additional factors that the Compensation Committee deems indicative of our performance during the year. Based on its review after year-end of our achievement of the performance goals, the Compensation Committee determines what level of funding of the VIP pool is objectively called for based on the percentages previously assigned to each performance goal, and multiplies the result by two to establish the aggregate dollar amount of the pool for the year. However, the Compensation Committee may, in its discretion at any time, revise the awards to any one or more or all VIP participants as it deems appropriate, including to take into account extraordinary and/or unplanned events, and any such adjustment of awards on its part could result in an adjustment of the total VIP pool funding level, up or down, to correspond to the total incentive payments to be made to VIP participants.

For 2010, the Compensation Committee established the following performance goals for a combination of four core measures of 2010 performance, upon which a specified percentage of the overall VIP pool was based:

		Funding	Percentage
Performance Measures	Performance Goals	Level	of Pool

Adjusted EBITDA(1)	Threshold: $110 million	60%	25%

	Target: $137 million	100%

	Maximum: $164 million	200%

Product Initiatives(2) – Tons	Threshold: 240,000 tons	60%	6.25%

	Target: 268,000 tons	100%

	Maximum: 295,000 tons	200%

Product Initiatives(2) – Contribution Margin	Threshold: 29%	60%	6.25%

	Target: 34%	100%

	Maximum: 37%	200%

Subtotal Ops(3)	Threshold: $21 million	60%	12.5%

	Target: $28 million	100%

	Maximum: $35 million	200%

An individualized list of incentive objectives related to the named executive officer’s opportunity to create value for our company	Performance goals are tailored to each named executive officer’s position and relate to performance on objectives associated with the named executive officer’s area of responsibility	Individual goals do not have an impact on the funding level	50%

(1)	Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted for expenses such as financial accounting changes, if any.

(2)	Product Initiatives are goals that we established for 2010 for sales of our products, including goals for tons of products sold and the contribution to our profit margin of products sold.

(3)	Subtotal Ops is the total net year-over-year change, expressed in dollars, of improvements (i.e., increases in productivity and decreases in costs) in various areas of our mill operations that we identified for improvement in 2010.

As described above, we fund the VIP pool in an amount that is based on our achievement of the financial performance goals for Adjusted EBITDA, Product Initiatives – Tons, Product Initiatives – Contribution Margin, and Subtotal Ops, each of which relate to core strategic initiatives intended to enhance our financial performance, including by encouraging improvements in product sales and mill operations.

The portion of the pool attributable to achievement of the performance goals for Adjusted EBITDA, Product Initiatives – Tons, Product Initiatives – Contribution Margin, and Subtotal Ops is funded based on the actual level of achievement of each such performance goal, using linear interpolation to determine the appropriate funding level between threshold, target and maximum levels. Achievement of each performance goal at the level indicated – i.e., threshold, target or maximum – results in funding of the portion of the VIP pool at the funding level that corresponds to the level of achievement of the applicable performance goal. For example, if we achieved the target level of Adjusted EBITDA ($137 million), 25% of the VIP pool would be funded at a 100% level. Accordingly, achievement of the target level for Adjusted EBITDA would result in

25% (i.e., 25% of 100%) of the total possible pool being funded. As another example, if we achieved the threshold level for Subtotal Ops ($21 million year-over-year improvement in identified areas of mill operations), 12.5% of the VIP pool would be funded at a 60% level, resulting in 7.5% (i.e., 12.5% of 60%) of the total possible pool being funded.

The portion of the VIP pool attributable to the achievement of individualized performance goals is funded at a level equal to the level of achievement of the four company-based financial performance goals. Therefore, although there is an individual measure of performance listed in the table above, its achievement, or lack thereof, does not affect the overall funding of the pool. Instead, its relative contribution to funding of the pool contracts or expands symmetrically with achievement of the first four measures of financial performance, which means that the four measures of our financial performance determine the baseline funding of the pool, which is then multiplied by two to determine the aggregate funding level of the VIP.

If we had achieved the maximum levels of performance goals for 2010 with respect to each of the four measures of company-based financial performance, then the VIP pool would have been funded at the 200% level, and so the maximum amount of the VIP pool would have been $17.02 million.

Our actual performance on the four measures of company-based performance in 2010 was as follows: (a) Adjusted EBITDA, $132 million; (b) Product Initiatives – Tons, 268,000 Tons; (c) Product Initiatives – Contribution Margin, 31%; and (d) Subtotal Ops, $21.8 million. Accordingly, based upon 2010 performance, as measured against the level of achievement of the specified performance goals, and using linear interpolation to determine the appropriate level of funding between the threshold levels achieved and target levels almost achieved for all performance measures except Product Initiatives – Tons (which achieved its target level performance goal), we funded the VIP pool at 84.6% of the target – 42.3% of the maximum – pool amount, or $7.2 million (11.62% of maximum based on Adjusted EBITDA; 3.13% of maximum based on Product Initiatives – Tons; 2.38% of maximum based on Product Initiatives – Contribution Margin; 4.03% of maximum based on Subtotal Ops; and 21.16% of maximum based on individual performance).

Determination of Individual Incentives

The annual VIP award to each participant in the VIP, including each named executive officer, is intended to encourage short-term retention and performance that will help us achieve the maximum goals for our performance measures listed in the table above.

After we establish the company-based performance measures and performance goals for the year, we establish for each VIP participant, including each of the named executive officers, a level of respective participation in the VIP pool that is based on an assessment of the ability of the functional department of the participant to contribute to our achievement of our goals for the company-based performance measures, as well as the individual participant’s ability, considering his position and duties with us, to have an impact on our performance, balanced against his other compensation for the year and the relative market average compensation for his position. The relative market average compensation for his position is determined by reference to the aggregate survey data for our peer group.

Based on this methodology, in February 2010 the Compensation Committee established for our named executive officers levels of respective participation in the VIP pool for 2010, expressed as a percentage of base salary. Depending on the level of funding of the VIP pool, the named executive officers were eligible for cash incentive opportunities of 36% to 60% of base salary at threshold performance, 60% to 100% of base salary at target performance, and 120% to 200% of base salary at maximum performance.

Early each year, each named executive officer establishes, in consultation with the Chief Executive Officer, individual performance goals under the VIP intended to be linked and supportive of meeting the company-based performance goals. A percentage is assigned to each goal that reflects an assessment of the relative importance of achieving that goal, as compared to other performance goals established for the named executive officer under the VIP.

Following year end, the Chief Executive Officer (or the Compensation Committee, in the case of the Chief Executive Officer) makes an assessment of each named executive officer’s performance during the year, which includes an objective review of whether the named executive officer achieved, or failed to achieve, one or more of his individual performance goals for the year, and a subjective review of his performance that includes an evaluation of the reasons why he may have achieved or failed to achieve those goals, changes in our business plans or other aspects of our business that affected what goals were appropriate for him to achieve, other achievements that he may have accomplished during the year that were not included in his individual performance goals, other challenges faced by him or his department during the year, his and his department’s other contributions to the achievement of the company-based performance goals, and any other factors that the Chief Executive Officer or Compensation Committee, as applicable, in his or its discretion, considers relevant indicators of the quality of the named executive officer’s performance for the year.

Based on this evaluation of individual performance, the Chief Executive Officer may recommend, or the Compensation Committee may determine, to adjust the amount of the named executive officer’s VIP incentive payment for the year. This ability to make a discretionary adjustment in the VIP incentive payment is intended to allow the Compensation Committee to reward for outstanding individual or outstanding company performance, or allow for unforeseen events affecting individual or company performance, during the year notwithstanding the VIP performance goals that were established at the beginning of the year. Therefore, because factors other than the individual performance goals for the named executive officer may be considered to merit an adjustment of his VIP award, a named executive officer’s achievement of his individual performance goals established at the beginning of the year is relevant to, but does not necessarily establish, his actual incentive payment after year-end. Furthermore, even if achievement of the named executive officer’s individual performance goals is the only indicator of performance considered in evaluating his performance for the year, the impact on his incentive payment of achieving each individual performance goal is not necessarily in proportion to the percentage of importance previously assigned to each individual performance goal at the beginning of the year. This is because the Compensation Committee may adjust the named executive officer’s award based on its consideration of the reasons for achieving, or not achieving, those goals, its evaluation of the relative importance of those goals in retrospect, or other factors relating to those goals that it deems relevant. The VIP is therefore designed to provide the Compensation Committee with discretion concerning payment of individual incentives to reflect its subjective evaluation of overall individual performance during the year, which is in addition to its discretion, already described above, to adjust the funding of the VIP pool based on its evaluation after year-end of overall company performance and any other factors that it determines relevant. The Compensation Committee determined the actual incentive payments to the executive officers for 2010 consistent with this approach.

For 2010, as noted above, the VIP pool was funded at 42.3% of maximum, based on the funding level called for under the VIP determined by reference to the level of achievement of company-based performance goals for 2010, and each of our named executive officers received 42.3% of the maximum incentive bonus available to him under the VIP for 2010. For the payments that each of our named executive officers received under the VIP, please refer to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation table under the heading “Executive Compensation” in this Proxy Statement.

2009 Long-Term Cash Award Program for Executives

The 2009 Long-Term Cash Award Program for Executives is a program implemented under the Senior Executive Bonus Plan that is administered by the Compensation Committee. It is a performance-based incentive award program under which our executive officers are eligible to receive a cash incentive payment with respect to certain performance periods. In December 2008, the Compensation Committee selected the participants and established the financial performance measure and the threshold, target and maximum performance levels applicable to each participant in the program in order to create incentives for the participants to contribute to the achievement of outstanding financial performance by us in each of 2009, 2010, 2011 and the 2009-2011 performance cycle. The performance measure on which the incentive payments are based is the Adjusted EBITDA of Verso for 2009, 2010, 2011 and the 2009-2011 performance cycle. The Compensation Committee selected Adjusted EBITDA as the financial performance measure under the program, because it is a straightforward measure of our overall financial performance.

In early 2009, the Compensation Committee established the following Adjusted EBITDA performance goals under the program for the 2009-2011 performance cycle: $540 million (threshold); $600 million (target); and $690 million (maximum); as well as the following Adjusted EBITDA annual performance goals for 2009: $125 million (threshold); $165 million (target); and $200 million (maximum). In March 2011, the Compensation Committee evaluated the Adjusted EBITDA performance goals for the 2009-2011 performance cycle against Verso’s actual performance in 2009 and 2010, and determined that the goals were set too high to be likely to achieve the motivational and incentivizing purposes of the program. Accordingly, exercising its discretion under the program as its administrator, the Compensation Committee reduced the Adjusted EBITDA performance goals for the 2009-2011 performance cycle to the following: $431 million (threshold); $480 million (target); and $575 million (maximum).

In February 2010, the Compensation Committee established the following Adjusted EBITDA annual performance goals under the program for 2010: $110 million (threshold); $137 million (target); and $164 million (maximum).

The incentive amounts potentially payable to participants in the program, including each named executive officer, are based on the levels of performance goals achieved for Adjusted EBITDA during each year of, as well as during the entire, 2009-2011 performance cycle. Depending on performance against the pre-established Adjusted EBITDA performance goals for 2009, 2010, 2011 and the 2009-2011 performance cycle, the named executive officers are eligible to receive the following cash incentive award opportunities (referred to as the executive’s “performance award”) at threshold, target and maximum levels of performance, as established by the Compensation Committee in December 2008:

	Threshold	Target	Maximum
	Performance	Performance	Performance
Name	Award	Award	Award

Michael A. Jackson	$945,000	$1,350,000	$2,700,000

Lyle J. Fellows	297,920	425,600	851,200

Michael A. Weinhold	289,100	413,000	826,000

Robert P. Mundy	276,360	394,800	789,600

Peter H. Kesser	227,573	325,104	650,208

Up to 25% of each participant’s performance award will vest, and the amount of the performance award that will become payable to each executive at the end of the 2009-2011 performance cycle will be determined, based on the level of performance goal for Adjusted EBITDA that we achieve for 2009, 2010, 2011 and the 2009-2011 performance cycle. For example, if we were to achieve the target level performance goal for Adjusted EBITDA for each of the four performance periods, then the named executive officers would be entitled to a performance award equal to 100% of their target performance award. However, if we were to achieve the threshold level performance goal for Adjusted EBITDA for two of the four performance periods, but were to fail to achieve even the threshold level for the remaining two performance periods, then each of the named executive officers would be entitled to 50% of his threshold performance award.

Performance awards, to the extent earned, will be paid to the participants in early 2012. Participants whose employment terminates prior to the end of 2011 as a result of death, disability or retirement or without cause will be eligible to receive a prorated portion of their performance award based on the number of completed calendar quarters during the applicable performance period that the participant remained employed, with the amount determined based on the actual levels of achievement of the Adjusted EBITDA performance goals and payable at the same time the incentive awards are paid to other participants generally.

The short-term annual performance periods are designed to encourage and create an incentive for participants to try to reach Adjusted EBITDA performance goals annually that will, over the three-year performance cycle, enhance our overall value. Establishing the annual goals near the beginning of each year allows us to take into account economic and business conditions then currently affecting us, to better match the annual Adjusted EBITDA performance goals to conditions in our industry. We balance the short-term annual performance goals with the 2009-2011 performance goals, so that our participants have goals for which to aim over the full performance cycle and that represent, based on information available to us at the time that the performance goals are established, varying levels of good-to-outstanding overall financial performance for us for the full three-years.

The Compensation Committee based the amount of the performance award for each participant on its assessment of his ability to contribute to improvements in Adjusted EBITDA, considering his position and duties with us, balanced against his other compensation for the year and the relative market average compensation for his position determined by reference to the aggregate survey data for our peer group. The percentage incentive amounts generally increase as a participant’s responsibilities increase, reflecting our compensation philosophy that, as a participant’s level of responsibility increases, a greater portion of his total compensation should depend on our performance.

Our Adjusted EBITDA for 2010 was $132 million, which met the 2010 EBITDA performance goal under the program at an achievement level between the threshold ($110 million) and target ($137 million) levels for 2010. Based on Verso’s actual Adjusted EBITDA in 2010 relative to the annual EBITDA performance goals for 2010, and employing linear interpolation between the vesting percentages of 25% for achievement of the threshold level and 50% for achievement of the target level of Adjusted EBITDA for 2010, the Compensation Committee determined that 45% of the maximum 2010 performance awards vested and will be payable in early 2012 in accordance with the program. The amounts payable under the program to the named executive officers in 2012 for 2010 performance are set forth in this Proxy Statement in the Summary Compensation table under the heading “Executive Compensation” in the column entitled “2009 Long-Term Cash Award Program.”

As we noted in our 2010 proxy statement, our Adjusted EBITDA for 2009 did not reach the threshold level performance goal necessary for the performance award for 2009 to vest. Therefore, the program participants, including the named executive officers, are not eligible to receive any amount of their performance award that is determined with respect to 2009 performance. The named executive officers remain eligible for the portion of their performance award that may vest depending on our financial performance during 2011 and the 2009-2011 performance cycle.

In March 2011, the Compensation Committee established the Adjusted EBITDA performance goals under the program for 2011 as follows: $185 million (threshold); $231 million (target); and $277 million (maximum).

2008 Incentive Award Plan

The 2008 Incentive Award Plan is administered by the Compensation Committee and the board of directors. Under this plan, we may grant a variety of equity-based compensation awards to our named executive officers and other employees, consultants and directors, including nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance based awards, stock payment awards and other equity-based awards. The awards available under the 2008 Incentive Award Plan also include performance-based cash bonuses, which would have pre-established performance goals that relate to the achievement of our business objectives. The performance-based stock awards available under the plan are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, to allow these awards, when payable, to be tax deductible by us.

We believe that providing our executives with long-term incentive compensation, whether equity-based or cash-based, that links a significant portion of their long-term remuneration to our long-term outstanding financial performance or appreciation in the value of our stock, aligns their interests with those of our stockholders by encouraging them to work towards achieving financial performance by us that enhances our value to our stockholders. However, we also generally believe that equity-based incentive compensation, as opposed to cash-based incentive compensation, best aligns their interests with those of our stockholders, because the value of equity-based compensation depends not only on our financial performance, but also on any other factors that may affect our stock price. For this reason, we consider it important to include equity-based compensation in the compensation packages of our executive management, including our named executive officers. On March 26, 2010, the Compensation Committee granted our executive management stock options and restricted stock, such that each of our named executive officers received equity-based incentive compensation that ranged from approximately 7% to 10% of the named executive officer’s total direct compensation for 2010. The restricted stock is valued on the basis of closing sale price for our stock on the date of grant, and the options are valued as described in footnote 6 of the Summary Compensation table under the heading “Executive Compensation” in this Proxy Statement. As used in this paragraph, “total direct compensation” includes salary, discretionary bonus, and both cash and equity incentive compensation.

The number of shares of common stock covered by the stock options and restricted stock that we granted each named executive officer in March 2010 was established by the Compensation Committee. The stock options and restricted stock granted to each named executive officer constituted approximately 60% and 40%, respectively, of the executive’s total equity compensation award for 2010. In determining the amount of stock options and restricted stock to grant each named executive officer, the Compensation Committee considered the named executive officer’s position and duties with us, balanced against his other compensation for the year (both type and amount), and evaluated that information in the context of what equity compensation, based on aggregate peer survey information, is typically granted to other executives similarly situated in other companies. From that information, the Compensation Committee established a general level and mix of stock option and restricted stock awards for each executive officer. The Compensation Committee then balanced its goal to create the strongest possible incentive for the award recipient (restricted stock) against the benefit to the company of offsetting some cost of the awards (stock options, which entail an exercise price), to arrive at a final mix of 60% stock options and 40% restricted stock. For information concerning the stock options and restricted stock granted to each named executive officer in 2010, please refer to the “Grants of Plan Based Awards Table” under the heading “Executive Compensation” below.

Each stock option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the date of grant. For these purposes, and in accordance with the 2008 Incentive Award Plan and our practices, the fair market value is equal to the NYSE closing sale price per share on the date of grant.

The stock options and restricted stock awards vest – e.g., their transfer restrictions lapse – in three equal installments on each of the first three anniversaries of the date of grant.

The stock options are not transferable except in limited circumstances, such as death of the participant, and expire seven years from the grant date. Stock options do not confer any stockholder rights on holders of the options.

Subject to certain restrictions on transfer that apply to unvested shares of restricted stock, the recipient of a restricted stock award has all rights of a stockholder with respect to the shares of restricted stock held by the recipient, including the right to vote the shares and the right to receive cash or stock dividends paid with respect to the shares.

Our 2008 Incentive Award Plan provides that in connection with any change in control of us, except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. Although this vesting will occur whether or not employment terminates, we believe it is appropriate to fully vest equity awards in a change in control situation where the awards are not converted, assumed or replaced, because such a transaction may effectively end the award holder’s ability to realize any further value with respect to the equity awards. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), our board of directors or Compensation Committee, in its sole discretion, may: provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and also modify the terms of the 2008 Incentive Award Plan relating to the award recipient’s death, disability, or termination of service prior to or upon a change in control. The stock option and restricted stock agreements provide that the recipient’s stock options and restricted stock become vested as to a pro rata percentage of the stock options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of his or her death, disability or termination of service prior to or upon a change in control. Also, the stock options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, his or her employment is terminated without cause; or he or she terminates employment with us by reason of a material reduction or change in authority or duties, a material reduction in salary that is not broad-based for similarly situated employees, or a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the option is forfeited. Our Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented under the heading “Potential Payments Upon Termination or Change in Control” in the “Executive Compensation” section of this Proxy Statement.

Unit Investment and Award Program

We have not granted any Units under the Unit Investment and Award Program since 2007. In 2006 and 2007, through this program our executive officers and senior managers purchased and were granted Units representing limited partner interests in Verso Paper Management LP. At the time, Verso Paper Management LP was our sole stockholder. The interests that they received were non-voting capital interests designated as

Class A Units. The Class A Units were intended to be substantially economically equivalent to the securities acquired by affiliates of Apollo in connection with its acquisition of our assets from International Paper in 2006.

In connection with their investment in the Class A Units, our executive officers and senior managers became entitled to receive equity awards in the form of non-voting profit interests designated as Class B Units and Class C Units in Verso Paper Management LP. The Class B Units were intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vesting in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units were intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, generally vesting only upon the achievement of a specified internal rate of return. The number of Class B Units and Class C Units awarded were related to our evaluation of the estimated value of the individual’s opportunity and expected ability to affect our results.

Verso Paper Management LP issued Class D Units to our non-employee directors. The Class D Units were intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

The Unit Investment and Award Program was designed for multiple purposes, including to serve as a means through which our executive and senior management indirectly purchased equity in us, to align their interests with those of our other equity owners. Our executive and senior management received long-term equity awards similar to stock options, to attract talented management and enhance management retention over the long-term, and also to align their interests with those of our equity owners. Our directors received long-term equity awards similar to stock options, to attract and retain qualified directors.

In connection with our IPO in May 2008, all limited partner interests in Verso Paper Management LP were modified such that each holder of Class A Units, Class B Units, Class C Units and Class D Units (including our named executive officers and directors holding any such Units) was assigned a Unit for each share of our common stock that would have been distributed by Verso Paper Management LP if it had distributed all shares of our common stock held by it in kind, valued at the IPO price, in a hypothetical liquidation on the date of the IPO. All Units are vested, except that Units corresponding to former Class B Units that remained unvested on May 20, 2008, are subject to the same time-vesting requirements that applied to the former Class B Units.

Each Unit holder has the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s vested Units for shares of our common stock held by Verso Paper Management LP. The exchange right of the management limited partners of Verso Paper Management LP is subject to certain transfer restrictions, repurchase rights and conditions relating to termination of employment. The shares of our common stock that the management limited partners may acquire by exchanging their Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of common stock does not dilute the stockholders’ percentage equity ownership of Verso Paper Corp. In 2010, none of our named executive officers exchanged vested Units for shares of our common stock held by Verso Paper Management LP.

Retirement Benefits, Severance Benefits and Perquisites

We provide the following benefits to our eligible employees, including our named executive officers, which we intend to be comparable to or better than those provided in the marketplace as reflected in aggregate peer survey data, to attract and retain qualified employees:

•	Retirement Savings Plan (i.e., 401(k) plan), a tax-qualified defined contribution plan

•	Supplemental Salary Retirement Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan

•	Deferred Compensation Plan, a nonqualified defined contribution plan

•	Executive Retirement Program, a nonqualified defined contribution program implemented under the Deferred Compensation Plan

•	Termination allowance under our Severance Policy

•	Medical, dental, life, disability, AD&D and business travel accident insurance

•	Relocation assistance

•	Financial counseling

Retirement Benefits. Our named executive officers receive retirement benefits under tax-qualified and nonqualified defined contribution plans.

Our Retirement Savings Plan (i.e., 401(k) plan) is a tax-qualified defined contribution plan in which the named executive officers participate on substantially the same terms as other participating employees. The Retirement Savings Plan permits eligible employees to defer up to the lesser of 85% or $16,500 of their annual eligible compensation on a tax deferred basis, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” We make employer matching contributions for employees who contribute under the Retirement Savings Plan; we match 70% of the first 4%, and 60% of the second 4% of employee contributions. Eligible employees’ elective deferrals and any matching contributions by us are immediately vested and non-forfeitable.

Our Supplemental Salary Retirement Program, or “SSRP,” is a tax-qualified defined contribution program implemented under our Retirement Savings Plan. The SSRP is funded by us and allocated yearly to a Retirement Savings Plan account for each eligible employee. The amount allocated to each participant’s account is determined by a formula that is based on the employee’s proximity to retirement age and cumulative years of service to us and the companies that previously owned our assets. Pursuant to the formula, we contribute between 2.75% and 12% of the employee’s eligible compensation. These contributions are in addition to those that we make under our Executive Retirement Program adopted under our nonqualified Deferred Compensation Plan, described below, pursuant to which we also make cash contributions as a retirement benefit. Unless an employee has been employed by us for at least three continuous years, our contributions to the employee’s SSRP account will not be vested. For employees who have been employed by us for at least three continuous years, all of our contributions to the SSRP account are vested.

Our Deferred Compensation Plan is a nonqualified defined contribution plan that permits employee participants to defer the receipt of up to 85% of their annual base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make matching contributions and discretionary employer contributions to the plan accounts of employee participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations, including that the employee must not qualify for employer matching contributions under our Retirement Savings Plan. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by us.

Our Executive Retirement Program is a nonqualified defined contribution program implemented under our Deferred Compensation Plan for key employees. Under this program we may make discretionary employer contributions to the accounts of certain employee participants in the Deferred Compensation Plan. The program’s purpose is to provide a level of retirement benefits for key employees that is more competitive with retirement benefits reported for employees at their levels of employment in the aggregate peer survey information that we reviewed. Our named executive officers and executive management-level employees selected by the Compensation Committee are eligible to participate in the Executive Retirement Program. The employer contributions under the program vary between 4% and 10%, depending on the participant’s employment grade level, of the participant’s combined annual base salary and target annual incentive compensation opportunity, calculated on January 1 of a calendar year. These discretionary employer contributions are in addition to the matching contributions that we make with respect to employee deferrals under the Deferred Compensation Plan and the contributions to retirement savings plan accounts that we make under the SSRP (as described in the preceding paragraphs). The employer contributions under the program for 2010 are deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The employer contributions under the program for subsequent years will be deferred for two years or such longer period that a participant may select.

The amounts contributed for 2010 under these plans and programs are set forth in the “Summary Compensation Table,” below.

Severance Benefits. To support our compensation objective of attracting, retaining and motivating qualified employees, we have a severance policy that applies to our salaried employees that we believe is competitive with certain severance benefits provided by our peers, based on the aggregate peer survey data that we reviewed. Our severance policy provides for a termination allowance based on years of applicable service with Verso and, in our sole discretion, other benefits such as medical and dental insurance coverage for six months after termination at no cost to the employee and outplacement services appropriate to the employee’s position with Verso, if an employee’s employment with us is terminated without cause as determined under the severance policy, or if the employee’s location of employment is closed, relocated or sold and the employee is not offered a comparable position with Verso or the purchaser. Our named executive officers participate in our severance policy, and if their employment is terminated under any of the conditions set forth in the severance policy, then they are entitled to severance benefits under the policy in addition to those available under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

Under the employment agreement of Mr. Jackson, he is eligible for severance benefits in the event of his termination of employment by us without cause, by him for good reason, or due to his death or disability. We have determined that it is appropriate to provide Mr. Jackson with severance benefits under these circumstances, to provide a compensation package with benefits that can compete with those provided by our peers, based on our review of aggregate peer survey data. Also, because we believe that a termination of employment by Mr. Jackson for good reason (or constructive termination) is conceptually the same as an actual termination by us, it is appropriate to provide severance benefits following a constructive termination of his employment.

Under the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, each of them is eligible for certain severance benefits upon the termination of his employment with us for any reason. These severance benefits are consideration for, and are contingent upon, the named executive officer’s compliance with all obligations imposed by the agreement, including, among others, his obligations not to compete in our industry for one year after termination, not to share our confidential information, not to solicit or hire our employees, and not to solicit our customers. Benefits that consist of ongoing payments after his termination of employment with us are provided for up to 24 months, and we have the option of ceasing those payments when he is engaged by a new employer. As noted above, the severance benefits under the confidentiality and non-competition agreements are in addition to, and not in lieu of, severance benefits under our severance policy.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented under the heading “Potential Payments Upon Termination of Employment or Change in Control” in the “Executive Compensation” section below.

Perquisites. We make available medical, dental, life, disability, AD&D and business travel accident insurance to all eligible salaried employees. We provide relocation benefits, including a housing allowance, to certain eligible employees, including our named executive officers, upon the commencement of their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates. We also cover the taxes on the housing allowance through a tax gross-up of the housing allowance. We cover the cost of financial counseling for our senior executives, including our named executive officers, to encourage them to utilize our compensation program to its best advantage, subject to an annual cap that is between $6,500 and $9,500 depending on the executive’s position.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of compensation provided by us, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain flexibility in the structure of compensation that we provide, even if that structure results in our inability to take tax deductions for some compensation, so that we may consider other factors in determining what compensation is appropriate for our management. We expect base salary and other compensation provided by us in 2010 to meet the requirements for tax deductibility under the Internal Revenue Code, except that compensation attributable to Units vesting under the Amended and Restated Limited Partnership Agreement of Verso Paper Management LP is structured such that we do not take tax deductions for it.

Section 409A of the Internal Revenue Code, or “Section 409A,” imposes significant additional taxes and interest on underpayments of taxes in the event that an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

We have adopted the fair value recognition provisions of FASB ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive management and other employees for achieving our business goals. Achievement of those business goals will lead to results that benefit us. However, we realize that the pursuit of goals that lead to payment of incentive compensation, especially annual cash incentive compensation such as the VIP bonus, could cause our executives or other employees to focus on individual enrichment, rather than our welfare, and so take actions intended to achieve the business goals necessary for payment of the incentive but that expose us to undue risk. We do not believe that risks arising from our compensation policies and practices, including the compensation plans and programs for our executives described above, are reasonably likely to have a material adverse effect on us primarily because they:

•	contain elements that effectively link performance-based compensation to financial goals for our company that promote stockholder interests;

•	include an overall mix of compensation elements for those individuals who are best positioned to have an impact on our financial performance (e.g., our named executive officers) that is appropriately balanced between short-term and long-term incentives, such that it does not encourage the taking of short-term risks at the expense of long-term results;

•	provide the Compensation Committee with the discretion to increase, decrease or eliminate incentive payments triggered by reaching performance goals under our incentive plans and programs, thereby giving the Compensation Committee the ability to reduce or withhold an incentive payment if it determines that inappropriate risks were taken to reach the goal necessary to earn the incentive payment; and

•	include equity-based compensation for our executive and senior management that aligns their interests with those of our stockholders, by providing them with an incentive to achieve financial results that enhance the value of their equity-based compensation and Verso’s value to stockholders, but that discourages them from excessive risk-taking that could reduce the value of their equity-based compensation and Verso’s value to stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers for service during 2010, 2009 and 2008.

							Non-Equity Incentive
							Plan Compensation
				Stock Awards				2009 Long-
				Partnership	Restricted		Verso	Term Cash
Name and				Unit	Stock	Option	Incentive	Award	All Other
Principal Position	Year	Salary(1)	Bonus(2)(3)	Awards(4)	Awards(5)	Awards(6)	Plan	Program(7)	Compensation(8)	Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(i)	(j)

Michael A. Jackson	2010	$541,667	$113,265	$—	$62,430	$66,190	$465,300	$303,750	$159,769	$1,712,371
President and Chief	2009	450,000	—	—	365,310	375,566	225,000	—	51,397	1,467,273
Executive Officer	2008	450,000	184,400	2,294,765	—	—	395,560	—	53,144	3,377,869

Lyle J. Fellows	2010	350,000	59,120	—	33,444	35,460	236,880	95,760	154,301	964,965
Senior Vice President of	2009	306,167	140,000	—	84,870	86,836	140,000	—	111,497	869,370
Manufacturing and Energy	2008	304,000	97,626	516,317	—	—	209,374	—	69,966	1,197,283

Michael A. Weinhold	2010	318,600	28,098	—	24,525	26,003	202,152	92,925	92,506	784,809
Senior Vice President of	2009	295,000	—	—	81,180	82,494	100,000	—	47,049	605,723
Sales, Marketing and	2008	295,000	87,747	516,317	—	—	181,793	—	40,128	1,120,985
Product Development

Robert P. Mundy	2010	310,200	69,678	—	24,525	26,003	196,822	88,830	91,720	807,778
Senior Vice President	2009	282,000	—	—	77,490	80,323	80,000	—	45,184	564,997
and Chief Financial	2008	282,000	83,157	516,317	—	—	178,343	—	39,217	1,099,034
Officer

Peter H. Kesser	2010	265,085	22,904	—	16,724	17,729	137,096	73,148	53,184	585,870
Vice President, General	2009	250,080	—	—	70,110	71,640	80,000	—	26,513	498,343
Counsel and Secretary	2008	247,560	64,999	401,627	—	—	139,401	—	24,145	877,732

(1)	We increased the base salaries of our named executive officers in 2010 as follows: Mr. Jackson – increase from $450,000 to $550,000 effective February 1, 2010; Mr. Weinhold – increase from $295,000 to $318,600 effective January 1, 2010; Mr. Mundy – increase from $282,000 to $310,200 effective January 1, 2010; and Mr. Kesser – increase from $250,000 to $270,086 effective April 1, 2010. Mr. Fellows’ base salary was increased from $304,000 to $350,000 effective December 15, 2009, as we reported in the 2010 proxy statement. The 2010 base salaries shown in the table for Messrs. Jackson and Kesser represent blended rates that include the base salary in effect from January 1, 2010, to the effective date of the salary increase and the base salary in effect for the remainder of 2010.

(2)	In April 2010, we paid discretionary bonuses under the Senior Executive Bonus Plan to the following named executive officers in recognition of their efforts relating to Verso’s participation in a tax credit program and receipt of grant funds for energy efficiency projects: Mr. Jackson – $90,000; Mr. Fellows – $55,000; and Mr. Mundy – $40,000. In addition, in February 2011, we paid discretionary bonuses under the Senior Executive Bonus Plan to the following named executive officers in recognition of their individual contributions to various company-wide improvements during 2010: Mr. Jackson – $23,265; Mr. Fellows – $4,120; Mr. Weinhold – $28,098; Mr. Mundy – $29,678; and Mr. Kesser – $22,904.

(3)	In February 2009, we paid discretionary bonuses under the Senior Executive Bonus Plan to our named executive officers in recognition of their individual contributions to various company-wide improvements during 2008.

(4)	Our executive officers invested in Verso by purchasing Class A Units of Verso Paper Management LP. In connection with that investment, the executive officers also received Class B Units that vested over time and Class C Units that vested based on Verso’s performance. On May 20, 2008, in connection with our IPO, the limited partnership agreement of Verso Paper Management LP was amended to provide that, among other things, the former holders of Class C Units, including our executive officers, held vested Units corresponding to the unvested former Class C Units. The amounts in this column for 2008 reflect the aggregate grant date fair value determined as of the vesting date, computed in accordance with FASB ASC Topic 718. The grant date fair value per unit was $11.88. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2011.

The SEC’s disclosure rules that applied to our 2009 proxy statement required that we present partnership unit award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. This requirement meant, in effect, that in any given year we could recognize, for financial statement reporting purposes, amounts with respect to both grants made in that year and grants made in past years that vested in, or were still vesting during, that year. However, 2009 changes in the SEC’s disclosure rules require that we present the partnership unit award amounts in the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentation in the table of the stock option and restricted stock awards using the grant date fair value of the awards granted during the corresponding year, regardless of the vesting period of the awards. Since this requirement differs from the SEC’s disclosure rules prior to 2009, the amounts reported in the table above for partnership unit awards in 2008 differ from the amounts reported for partnership unit awards in our Summary Compensation table for 2008 in our 2009 proxy statement. As a result, each named executive officer’s total compensation amount for 2008 in the table above also differs from the amounts reported in our Summary Compensation table in the 2009 proxy statement.

(5)	We granted shares of restricted stock to our named executive officers on September 21, 2009, and March 26, 2010. The amounts in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. The fair value of the restricted stock awards was calculated based on the closing sale price per share of our common stock, as reported by the New York Stock Exchange, on the grant dates of September 21, 2009 ($3.69 per share) and March 26, 2010 ($3.01 per share). These amounts reflect our total accounting expense for these awards to be recognized over the full three-year vesting term and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of restricted stock awards will depend on the market price of our stock on the vesting date. There can be no assurance that the value realized by an executive will be at or near the value of the market price of our stock on the grant date.

(6)	We granted stock options to our named executive officers on September 21, 2009, and March 26, 2010. The amounts in this column represent the aggregate grant date fair value of the stock option awards computed in accordance with FASB ASC Topic 718. The grant date fair value per stock option was $2.17 on September 21, 2009, and $2.13 on March 26, 2010. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2011. There can be no assurance that the grant date fair value amounts will ever be realized. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

(7)	The compensation for 2010 in this column represents a partial vesting of the 2010 tranche of the performance awards granted under the 2009 Long-Term Cash Award Program for Executives. Its payment is deferred until early 2012 in accordance with the program.

(8)	The compensation for 2010 in this column consists of:

(a)	employer matching contributions under the Retirement Savings Plan to the accounts of Mr. Jackson – $12,740, Mr. Fellows – $11,730, Mr. Weinhold – $10,726, Mr. Mundy – $10,794, and Mr. Kesser – $12,740;

(b)	employer matching contributions under the Deferred Compensation Plan to the accounts of Mr. Jackson – $21,450, Mr. Fellows – $6,067, Mr. Weinhold – $8,284, Mr. Mundy – $8,065, and Mr. Kesser – $4,681;

(c)	employer contributions under the SSRP to the accounts of Mr. Jackson – $23,559, Mr. Fellows – $65,400, Mr. Weinhold – $20,930, Mr. Mundy – $21,510, and Mr. Kesser – $9,490;

(d)	employer contributions under the Executive Retirement Program to the accounts of Mr. Jackson – $90,000, Mr. Fellows – $63,000, Mr. Weinhold – $44,604, Mr. Mundy – $43,428, and Mr. Kesser – $24,008;

(e)	payments for financial counseling received by Mr. Jackson – $9,500, Mr. Fellows – $6,500, Mr. Weinhold – $6,500, Mr. Mundy – $6,500, and Mr. Kesser – $1,025; and

(f)	premiums (grossed up to cover taxes in the amounts indicated in parentheses) paid on life and long-term disability insurance coverage maintained for Mr. Jackson – $2,520 ($527), Mr. Fellows – $1,604 ($335), Mr. Weinhold – $1,462 ($306), Mr. Mundy – $1,423 ($298), and Mr. Kesser – $1,240 ($259).

Compensation of Named Executive Officers

The Summary Compensation table quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in 2010, 2009 and 2008. The primary elements of each named executive officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and partnership unit awards, and annual and long-term cash incentive compensation. Our named executive officers also earned or were paid other benefits whose aggregate value is shown in the “All Other Compensation” column of the Summary Compensation table and whose individual components are described and valued in footnote 8 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of Mr. Jackson’s employment agreement is provided immediately following this paragraph. The Grants of Plan-Based Awards table, and the description of the material terms of the stock options and restricted stock that follows it, provide information regarding the long-term equity incentives awarded to the named executive officers in 2010. The Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The Nonqualified Deferred Compensation table and related description of the material terms of our nonqualified Deferred Compensation Plan, including our Executive Retirement Program, describe each named executive officer’s retirement benefits under this plan and program and provide context to the amounts listed in the Summary Compensation table. The discussion under the heading “Potential Payments Upon a Termination or Change in Control” is intended to further explain the potential future payments that are, or may become, payable to our named executive officers under certain circumstances.

Employment Agreement – Salary and Bonus

We entered into an employment agreement with Mr. Jackson effective as of November 20, 2006. The agreement was amended in January 2008 to provide Mr. Jackson with certain payments and benefits upon the termination of his employment with us, and was amended again in December 2008 to add provisions relating to Section 409A of the Internal Revenue Code. The term of Mr. Jackson’s employment agreement is three years with automatic renewal for additional one-year periods, unless he or we give a notice of non-extension. Mr. Jackson’s employment agreement has renewed automatically twice since the expiration of its initial term on November 20, 2009, and currently is due to expire on November 20, 2011. Mr. Jackson’s employment agreement entitles him to receive an annual base salary that is subject to increase at the discretion of our board of directors. His current base salary, effective as of February 1, 2011, is $625,000 per year. Mr. Jackson also is entitled to receive an annual bonus with a target bonus opportunity equal to 100% of his then current annual base salary. The provisions of Mr. Jackson’s employment agreement relating to termination of employment payments and benefits are discussed under the heading “Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information for 2010 regarding grants of equity-based awards to our named executive officers under the 2008 Incentive Award Plan, the potential cash incentive awards under the 2010 Verso Incentive Plan, or “VIP,” and the potential cash incentive awards under the 2009 Long-Term Cash Award Program for Executives.

									Option		Grant
								Stock	Awards:		Date Fair
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Awards:	Number of	Exercise	Value of
	Date of				2009 Long-Term Cash Award			Number	Securities	Price of	Stock and
	Equity-	2010 Verso Incentive Plan(2)			Program for Executives(3)			of Shares	Underlying	Option	Option
	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Awards(4)
Name	Awards(1)	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Share)	($)

Michael A. Jackson

Stock Options	3/26/2010								31,111	$3.01	$66,190

Restricted Stock	3/26/2010							20,741			62,430

Cash Incentive Awards	N/A	$330,000	$550,000	$1,100,000

	N/A				$168,750	$337,500	$675,000

Lyle J. Fellows

Stock Options	3/26/2010								16,667	3.01	35,460

Restricted Stock	3/26/2010							11,111			33,444

Cash Incentive Awards	N/A	168,000	280,000	560,000

	N/A				53,200	106,400	212,800

Michael A. Weinhold

Stock Options	3/26/2010								12,222	3.01	26,003

Restricted Stock	3/26/2010							8,148			24,525

Cash Incentive Awards	N/A	143,370	238,950	477,900

	N/A				51,625	103,250	206,500

Robert P. Mundy

Stock Options	3/26/2010								12,222	3.01	26,003

Restricted Stock	3/26/2010							8,148			24,525

Cash Incentive Awards	N/A	139,590	232,650	465,300

	N/A				49,350	98,700	197,400

Peter H. Kesser

Stock Options	3/26/2010								8,333	3.01	17,729

Restricted Stock	3/26/2010							5,556			16,724

Cash Incentive Awards	N/A	97,231	162,052	324,104

	N/A				40,638	81,276	162,552

(1)	Our Compensation Committee approved the equity-based awards on the grant date of March 26, 2010.

(2)	Amounts reflect threshold, target and maximum cash incentive award opportunities for the 2010 annual performance period under the VIP, subject to the Compensation Committee’s discretion to adjust the actual amount of such award up or down to account for individual performance and other considerations. The actual cash amounts paid under the VIP in 2011 with respect to 2010 are reported in column (g) of the Summary Compensation table.

(3)	Amounts reflect threshold, target and maximum cash incentive award opportunities under the 2009 Long-Term Cash Award Program for Executives for 2010. The threshold, target and maximum aggregate cash incentive award opportunities, in the aggregate, for each year of and the entire three year performance period 2009-2011 are set forth in “Compensation Discussion and Analysis – 2009 Long-Term Cash Award Program for Executives.” In the first quarter of 2011, the Compensation Committee reviewed our performance with respect to the pre-established Adjusted EBITDA performance goal for 2010, certified the level of performance achieved and determined that based on our Adjusted EBITDA results for 2010, 45% of the maximum 2010 performance awards vested. Under the program, the vested amounts are payable in early 2012, subject to the terms and conditions of the program. The actual cash amounts payable under the program in 2012 with respect to 2010 are reported in column (g) of the Summary Compensation table.

(4)	The amounts in this column represent the grant date fair value of these stock option and restricted stock awards computed in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value these awards, see footnotes 5 and 6 of the Summary Compensation table.

Description of Plan-Based Awards

The material terms of the non-equity incentive plan awards granted under the 2010 Verso Incentive Plan and the 2009 Long-Term Cash Award Program for Executives reported in the table above are described under the headings “Compensation Discussion and Analysis – 2010 Verso Incentive Plan” and “– 2009 Long-Term Cash Award Program for Executives.” Each of the equity incentive plan awards reported in the table above was granted under, and is subject to the terms of, the 2008 Incentive Award Plan. The material terms of those awards are described under the heading “Compensation Discussion and Analysis – 2008 Incentive Award Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding awards of stock options, unvested shares of restricted stock, and unvested Units representing limited partner interests in Verso Paper Management LP that were held by our named executive officers as of December 31, 2010.

		Option Awards(1)				Stock Awards(1)
							Market
		Number of Securities				Number of	Value of
		Underlying Unexercised				Unvested	Unvested	Unit Awards(2)
		Options(3)		Option	Option	Shares of	Shares of	Number of	Market Value of
		Number	Number	Exercise	Expiration	Restricted	Restricted	Unvested	Unvested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Stock(4)	Stock(5)	Units	Units(5)

Michael A. Jackson	3/26/2010		31,111	$3.01	3/26/2017
	3/26/2010					20,741	$70,934
	9/21/2009	57,666	115,334	3.69	9/21/2016
	9/21/2009					66,000	225,720
	2/16/2007							15,451	$52,842
	11/20/2006							3,864	13,215

Lyle J. Fellows	3/26/2010		16,667	3.01	3/26/2017
	3/26/2010					11,111	38,000
	9/21/2009	13,333	26,667	3.69	9/21/2016
	9/21/2009					15,334	52,442
	11/1/2006							4,346	14,863

Michael A. Weinhold	3/26/2010		12,222	3.01	3/26/2017
	3/26/2010					8,148	27,866
	9/21/2009	12,666	25,334	3.69	9/21/2016
	9/21/2009					14,667	50,161
	11/1/2006							4,346	14,863

Robert P. Mundy	3/26/2010		12,222	3.01	3/26/2017
	3/26/2010					8,148	27,866
	9/21/2009	12,333	24,667	3.69	9/21/2016
	9/21/2009					14,000	47,880
	11/1/2006							4,346	14,863

Peter H. Kesser	3/26/2010		8,333	3.01	3/26/2017
	3/26/2010					5,556	19,002
	9/21/2009	11,000	22,000	3.69	9/21/2016
	9/21/2009					12,667	43,321
	11/1/2006							3,380	11,560

(1)	We granted stock options and shares of restricted stock on September 21, 2009, and March 26, 2010, under our 2008 Incentive Award Plan.

(2)	The Units represent limited partner interests in Verso Paper Management LP and vest in 20% annual increments beginning on August 1, 2007. After vesting, the Units may be exchanged for shares of Verso Paper Corp. common stock owned by Verso Paper Management LP on a one-for-one basis, subject to the provisions of the limited partnership agreement of Verso Paper Management LP. Because the shares of common stock that may be acquired upon the exchange of vested Units are owned by Verso Paper Management LP, the exchange of vested Units for shares of common stock will not dilute our stockholders’ percentage equity ownership.

(3)	Options to acquire the number of shares indicated vest in three equal annual installments beginning on September 21, 2010, for options granted on September 21, 2009, and beginning on March 26, 2011, for options granted on March 26, 2010.

(4)	The restricted stock vests and transfer restrictions lapse in three equal annual installments beginning on September 21, 2010, for restricted stock granted on September 21, 2009, and beginning on March 26, 2011, for restricted stock granted on March 26, 2010.

(5)	Because the unvested Units, once vested, may be exchanged on a one-for-one basis for shares of our common stock owned by Verso Paper Management LP, the market value of the unvested Units was calculated based on the closing sale price of $3.42 per share of our common stock on December 31, 2010, multiplied by the number of unvested Units held by the named executive officer on that date.

Option Exercises and Stock Vested

The following table shows the number and value of the shares of restricted stock and Units that vested in 2010 for each of our named executive officers. None of our executive officers exchanged Units for our common stock or exercised stock options in 2010.

	Stock Awards(1)		Unit Awards
	Number of	Value	Number of	Value
	Shares that	Realized on	Units that	Realized on
Name	Vested(1)	Vesting(2)	Vested(3)	Vesting(4)

Michael A. Jackson	33,000	$92,070	19,315	$57,945
Lyle J. Fellows	7,666	21,388	4,346	13,038
Michael A. Weinhold	7,333	20,459	4,346	13,038
Robert P. Mundy	7,000	19,530	4,346	13,038
Peter H. Kesser	6,333	17,669	3,380	10,140

(1)	We granted the shares of restricted stock on September 21, 2009, under our 2008 Incentive Award Plan.

(2)	The value realized on vesting was calculated by multiplying the closing sale price of $2.79 per share of our common stock on September 20, 2010 (the last business day prior to vesting) by the number of shares of restricted stock held by the named executive officer that vested on September 21, 2010.

(3)	The Units represent limited partner interests in Verso Paper Management LP and vest in 20% annual increments beginning on August 1, 2007.

(4)	The value realized on vesting was calculated by multiplying the closing sale price of $3.00 per share of our common stock on July 30, 2010 (the last business day prior to vesting) by the number of Units held by the named executive officer that vested on August 1, 2010.

Nonqualified Deferred Compensation

The following table provides information about our named executive officers’ participation in 2010 in our Deferred Compensation Plan and the Executive Retirement Program implemented under the Deferred Compensation Plan. There were no withdrawals or distributions from their plan accounts in 2010.

	Executive			Aggregate Balance as of
Name	Contributions	Verso Contributions(1)	Aggregate Earnings(2)	December 31, 2010(3)

Michael A. Jackson	$33,000	$128,271	$40	$271,423
Lyle J. Fellows	9,333	113,697	22,529	295,379
Michael A. Weinhold	12,744	61,568	12,467	151,715
Robert P. Mundy	12,408	60,753	20,196	161,182
Peter H. Kesser	9,003	31,441	7,001	84,112

(1)	The Verso contributions are included as compensation for each named executive officer in the “All Other Compensation” column of the Summary Compensation table. The Verso contributions consist of the following:

(a)	SSRP: Mr. Jackson – $16,821; Mr. Fellows – $44,630; Mr. Weinhold – $8,680; Mr. Mundy – $9,260; and Mr. Kesser – $2,752.

(b)	Deferred Compensation Plan: Mr. Jackson – $21,450; Mr. Fellows – $6,067; Mr. Weinhold – $8,284; Mr. Mundy – $8,065; and Mr. Kesser – $4,681.

(c)	Executive Retirement Program: Mr. Jackson – $90,000; Mr. Fellows – $63,000; Mr. Weinhold – $44,604; Mr. Mundy – $43,428; and Mr. Kesser – $24,008.

(2)	The earnings on deferred compensation are not included as compensation for the named executive officers in the current or prior years’ Summary Compensation tables in accordance with SEC rules, because these earnings are not at above-market rates.

(3)	Contributions by the named executive officers and Verso for 2008 were disclosed in the Nonqualified Deferred Compensation table, and contributions by Verso for 2008 also were disclosed in the “All Other Compensation” column of the Summary Compensation table, in our 2009 proxy statement. Contributions by the named executive officers and Verso for 2009 were disclosed in the Nonqualified Deferred Compensation table, and contributions by Verso also were disclosed in the “All Other Compensation” column of the Summary Compensation table, in our 2010 proxy statement. Contributions by Verso for 2010 are disclosed in the “All Other Compensation” column of the Summary Compensation table of this Proxy Statement.

Our Deferred Compensation Plan, a nonqualified defined contribution plan, permits employee participants to defer the receipt of up to 85% of their base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make employer matching contributions and discretionary contributions to the plan accounts of participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations. While actively employed, plan participants may not withdraw specific dollar amounts from their plan accounts unless certain hardship conditions are satisfied. Upon termination of employment with us, a participant (or in the case of death, the participant’s beneficiaries) receives his or her account balance in a lump sum or installments, subject to plan requirements. Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan.

Under our Executive Retirement Program, we are authorized to make discretionary contributions to the accounts of certain participants in the Deferred Compensation Plan. The discretionary contributions under the program are in addition to the employer matching contributions that we make with respect to employee deferrals of base salary and incentive compensation under the Deferred Compensation Plan. Our executive officers and certain senior managers selected by the Compensation Committee are eligible to participate in the program. The contributions under the program vary between 4% and 10%, depending on the participant’s employment grade level, of the participant’s combined base salary and target annual incentive award opportunity calculated on January 1 of each calendar year. The contributions under the program are made during the first quarter of the year. The contributions under the program for 2010 will be deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The contributions under the program for subsequent years will be deferred for at least two years or such longer period as may be selected by each participant.

Potential Payments upon Termination of Employment or Change in Control

Mr. Jackson’s Employment Agreement

Mr. Jackson’s employment agreement, described above under the heading “Employment Agreements – Salary and Bonus,” provides for certain payments and benefits to be paid to Mr. Jackson in connection with a termination of his employment with us. Mr. Jackson’s employment will terminate upon his death and may be terminated by us upon his Disability, by us for or without Cause, or by Mr. Jackson for or without Good Reason (as each capitalized term is defined in the agreement). Upon the termination of Mr. Jackson’s employment for any reason, he will be entitled to receive (a) any unpaid amount of his annual base salary through the date of termination; (b) any annual bonus that he earned for any year ended prior to the date of termination and that is unpaid as of such date; (c) any reimbursable expenses owed to him; (d) any accrued vacation pay owed to him; (e) any amount arising from his participation in our employee benefit plans and programs, including a termination allowance and outplacement services under our severance policy; (f) subsidized medical and dental insurance coverage for up to 24 months after the date of termination; (g) reimbursement of the cost of converting the group life insurance coverage on his life to an individual policy and the premiums on the individual policy for up to 24 months after termination of employment; and

(h) a contribution to his account under our Deferred Compensation Plan in respect of his lost retirement benefits during the 24-month period after the date of termination, with the term “lost retirement benefits” being defined as the projected value of employer contributions under our Retirement Savings Plan, Deferred Compensation Plan (including the Executive Retirement Program), and Supplemental Salary Retirement Program that would have been received if he had remained actively employed with Verso for 24 months following employment termination. The reimbursement of the life insurance conversion cost and premiums and the subsidized medical and dental insurance coverage will be grossed up for applicable income taxes. If Mr. Jackson’s employment is terminated due to his death, his estate will receive the payments and benefits noted above, plus an amount equal to one year of his base salary. If Mr. Jackson’s employment is terminated by us without Cause or by him for Good Reason, Mr. Jackson will be entitled to receive, in addition to the payments and benefits described above, his annual base salary for 18 months after the date of termination and an amount equal to 1.5 multiplied by the amount, if any, of the annual bonus payable to him with respect to the year immediately preceding the year in which the date of termination occurs.

Confidentiality and Non-Competition Agreements

Each of our named executive officers, except Mr. Jackson, is a party to a confidentiality and non-competition agreement, pursuant to which the executive is subject to perpetual confidentiality obligations and non-competition and non-solicitation/non-hire obligations extending for a period of 12 months following the termination of his employment. The agreement provides that upon the termination of the executive’s employment with us for any reason, if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, we are required to pay to the executive his monthly base salary for each month of unemployment for up to 12 months following the termination of his employment. The executive’s entitlement to this monthly payment is subject to our receipt and reasonable verification of the executive’s written notice of the efforts that he has made to secure employment that does not conflict with his non-competition obligations. In addition, the executive is entitled to receive (a) his VIP incentive award for the year preceding his employment termination if it has not previously been paid; (b) a prorated amount of his VIP incentive award at the target level of performance for the year in which his termination occurred; (c) subsidized medical and dental insurance coverage for the executive and his eligible dependents for up to 24 months after the date of termination; (d) reimbursement of the cost of converting the group life insurance coverage on his life to an individual policy and the premiums on the individual policy for up to 24 months after termination of employment; and (e) a contribution to his account under our Deferred Compensation Plan in respect of his lost retirement benefits during the 24-month period after the date of termination, with the term “lost retirement benefits” having the same definition as set forth in Mr. Jackson’s employment agreement. The reimbursement of the life insurance conversion cost and premiums and the subsidized medical and dental insurance coverage will be grossed up for applicable income taxes.

Severance Policy

Under our severance policy, which applies to our named executive officers and other salaried employees, if the employee’s employment with us is terminated under certain circumstances, the employee is entitled to receive a termination allowance and may receive, in our sole discretion, other benefits such as medical and dental insurance coverage for six months after termination at no cost to the employee and outplacement services appropriate to the employee’s position with Verso. The payments and benefits under the severance policy will be provided if the employee’s employment with us is terminated without cause as set forth in the policy or if the employee’s location of employment is closed, relocated or sold and the employee is not offered a comparable position with Verso or the purchaser. The termination allowance is equal to two weeks of base salary for each year or partial year of the employee’s service with us and the companies that previously owned our business, and in any event will not be less than four weeks of base salary. The medical and dental insurance benefits provided under the severance policy are in addition to the 24 months of subsidized medical and dental insurance coverage provided under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

Verso Incentive Plan

The VIP gives us the discretion to provide a prorated amount of the annual incentive award under the VIP to a participant whose employment with us terminates for any reason. In addition, a named executive officer whose employment with us terminates for any reason will be entitled to receive a prorated VIP incentive award for the year of termination under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

2009 Long-Term Cash Award Program for Executives

Under our 2009 Long-Term Cash Award Program for Executives, in which our named executive officers participate, upon the executive’s death, disability, retirement upon reaching a minimum age and after a minimum period of employment with the company, or termination of employment without cause, the executive’s performance award will become vested as to a prorated percentage of the annual tranche and the 2009-2011 performance-cycle tranche that would have become vested had he remained employed by us through the end of the applicable period. The prorated amounts of the annual tranche and performance-cycle tranche of the performance award will be payable to the executive in early 2012 after the end of the performance cycle.

Vacation Policy

Under Verso’s vacation policy, our eligible salaried employees, including our named executive officers, are entitled upon termination of employment to a lump-sum payment in an amount equal to his daily salary for each vacation day and floating holiday not taken during the year, if the employee’s employment with Verso terminates for any of the following reasons: involuntary termination after six or more months of employment with the company; voluntary termination provided that the employee gives at least two weeks’ notice; retirement; or death. In addition to pay for unused vacation and floating holidays, if the employee’s employment terminates as a result of retirement or death, the employee is entitled to special vacation pay that is based upon a percentage of the employee’s year-to-date salary, determined by reference to the number of weeks of vacation that would have been due to be taken by the employee in the calendar year following the employee’s retirement or death.

2008 Incentive Award Plan

Our 2008 Incentive Award Plan provides that in connection with any change in control of us, except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), our board of directors or Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

We granted our named executive officers and various other executives and senior managers stock options and restricted stock under the 2008 Incentive Award Plan, which vest in three equal annual installments. The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and, additionally, provide that upon the award recipient’s death, disability, or termination of service prior to or upon a change in control, his or her options and restricted stock become vested as to a pro rata percentage of the options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of death, disability or termination of service. Also, the options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, (a) his or her employment is terminated without cause; or (b) he or she terminates employment with us by reason of (i) a material reduction or change in authority or duties, (ii) a material reduction in salary that is not broad-based for similarly situated employees, or (iii) a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the options is forfeited. Our Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Deferral of Payment of Non-Qualified Deferred Compensation due to Section 409A

Any compensation or benefit payable to any of our named executive officers under the employment agreement of Mr. Jackson, the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, or any applicable policy, plan or program of Verso in which he participates, that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of employment, if the named executive officer is deemed to be a “specified employee” within the meaning of Section 409A as of such date.

Estimated Payments in connection with Termination of Employment

The following table sets forth the estimated amounts of the payments and benefits that each of our named executive officers would have become entitled to under the employment agreement of Mr. Jackson, the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, and our applicable policies, plans and programs in which he participates, if his employment with Verso had terminated, or if a change in control of Verso had occurred, on December 31, 2010.

Reason for Termination	Michael A. Jackson	Lyle J. Fellows	Michael A. Weinhold	Robert P. Mundy	Peter H. Kesser

Termination Without Cause
Termination Allowance	$105,769	$403,846	$196,062	$334,062	$ 51,940
Salary	825,000	350,000	318,600	310,200	270,086
Verso Incentive Plan	802,800	280,000	238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760	92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	35,590	34,232	39,615	34,232	34,232
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476
Outplacement Services	35,000	35,000	35,000	35,000	35,000

Total	$2,689,162	$1,536,075	$1,143,253	$1,274,895	$799,160

Change in Control Followed by Termination Without Cause
Termination Allowance	$105,769	$403,846		$196,062	$334,062	$ 51,940
Salary	825,000	350,000		318,600	310,200	270,086
Verso Incentive Plan	802,800	280,000		238,950	236,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760		92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991		176,096	187,612	116,226
Medical and Dental Insurance(2)	35,590	34,232		39,615	34,232	34,232
Life Insurance Conversion(2)	173,727	77,246		46,005	52,309	56,476
Outplacement Services	35,000	35,000		35,000	35,000	35,000
Stock Option and Restricted Stock Acceleration(3)	131,570	97,275		83,038	80,757	65,739

Total	$2,820,732	$1,633,350		$1,226,291	$1,359,652	$864,899

Resignation
Salary(4)	$825,000	$350,000		$318,600	$310,200	$270,086
Verso Incentive Plan(4)	802,800	280,000		238,950	232,650	162,052
Lost Retirement Benefits	407,526	259,991		176,096	187,612	116,226
Medical and Dental Insurance(2)	28,802	26,963		30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246		46,005	52,309	56,476

Total	$2,237,855	$994,200		$810,271	$809,734	$631,803

Retirement
Salary	—	$350,000		$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000		238,950	232,650	162,052
Long-Term Cash Award Program(1)	—	95,760	(6)	—	—	—
Special Vacation Pay	—	42,000	(6)	—	—	—
Lost Retirement Benefits	407,526	259,991		176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963		30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246		46,005	52,309	56,476

Total	$1,074,755	$1,131,960		$810,271	$809,734	$631,803

Disability
Salary	—	$350,000		$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000		238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760		92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991		176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963		30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246		46,005	52,309	56,476
Disability Benefits	240,000	240,000		240,000	240,000	240,000
Stock Option and Restricted Stock Acceleration	26,908	17,763		14,490	14,205	18,228

Total	$1,645,413	$1,347,723		$1,157,686	$1,152,769	$963,179

Death
Salary	$ 550,000	$350,000		$318,600	$310,200	$270,086
Verso Incentive Plan	465,300	280,000		238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760		92,925	88,830	73,148
Special Vacation Pay	55,000	42,000		31,860	31,020	16,205
Lost Retirement Benefits	407,526	259,991		176,096	187,612	116,226
Medical and Dental Insurance(2)(5)	10,231	26,963		30,620	26,963	26,963
Life Insurance Proceeds	1,000,000	700,000		637,200	620,400	540,172
Stock Option and Restricted Stock Acceleration	26,908	17,763		14,490	14,205	18,228

Total	$2,818,715	$1,772,477		$1,540,741	$1,511,880	$1,223,080

Termination for any other reason
Salary	—	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000	238,950	232,650	162,052
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963	30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476

Total	$1,074,755	$994,200	$810,271	$809,734	$631,803

(1)	These amounts do not include the portion of the performance award that, if earned, would be payable under the 2009 Long-Term Cash Award Program for Executives for the 2009-2011 performance cycle. If the target level of performance is achieved for the 2009-2011 performance cycle, the named executive officers would receive: Mr. Jackson – $337,500; Mr. Fellows – $106,400; Mr. Weinhold – $103,250; Mr. Mundy – $98,700; and Mr. Kesser – $81,276.

(2)	The amounts for medical and dental insurance coverage include the following amounts to cover taxes payable with respect to the benefit: Mr. Jackson – $5,899; Mr. Fellows – $5,640; Mr. Weinhold – $6,405; Mr. Mundy – $5,640; and Mr. Kesser – $5,640. The amounts for life insurance conversion and premiums include the following amounts to cover taxes payable with respect to the benefit: Mr. Jackson – $36,339; Mr. Fellows – $16,158; Mr. Weinhold – $9,623; Mr. Mundy – $10,942; and Mr. Kesser – $11,810.

(3)	These amounts assume that the executive’s termination of employment occurs within 6 months after a change in control. If termination were prior to a change in control, only a pro rata portion of the options and restricted stock would accelerate, and the executives would receive the following amounts instead of the amounts shown in the table: Mr. Jackson – $26,908; Mr. Fellows – $17,763; Mr. Weinhold – $14,490; Mr. Mundy – $14,205; and Mr. Kesser – $18,228.

(4)	For Mr. Jackson, these amounts assume that he resigned for “Good Reason,” as defined in his employment agreement. If he had resigned for any other reason effective December 31, 2010, then the table would show that he was not entitled to any salary after termination of his employment, and that under the Verso Incentive Plan he would have received only his incentive bonus for 2010, which was $465,300.

(5)	For all of our named executive officers except Mr. Jackson, premiums would remain the same for coverage of their eligible dependents.

(6)	Of our named executive officers, only Mr. Fellows has the requisite number of years of service to our business to qualify for these benefits upon retirement.

None of our named executive officers receives any other incremental benefits due to a change in control, and in the event of a named executive officer’s termination of employment in connection with a change in control, he will be eligible to receive only the severance benefits described above.

DIRECTOR COMPENSATION

2010 Director Compensation

The following table provides a summary of the compensation paid to our non-employee directors for 2010.

Fees Paid in
Name	Cash

Michael E. Ducey	$52,000

Thomas Gutierrez	49,000

Scott M. Kleinman	47,000

David W. Oskin	52,000

Eric L. Press	48,000

L.H. Puckett, Jr.	48,000

David B. Sambur	49,000

Jordan C. Zaken	49,000

The compensation of each of our non-employee directors for 2010 consisted of an annual retainer of $40,000 paid quarterly and fees of $2,000 for each board of directors meeting attended and $1,000 for each committee meeting attended. Meetings may be attended in person or electronically. Our non-employee directors also are reimbursed for their out-of-pocket expenses incurred to attend meetings.

The compensation paid to Mr. Jackson, who is also an employee of Verso, is presented in the Summary Compensation table and the related explanatory tables in the “Executive Compensation” section of this Proxy Statement. Mr. Jackson is not entitled to receive additional compensation for his service as a director of Verso.

At December 31, 2010, our non-employee directors held unexercised stock options to acquire shares of common stock, or Units representing limited partner interests in Verso Paper Management LP that may be exchanged for common stock on a one-for-one basis that have not been exchanged, as follows: Mr. Ducey – 23,190 Units; Mr. Gutierrez – stock options to acquire 15,200 shares; Mr. Kleinman – 23,190 Units; Mr. Oskin – 23,190 Units; Mr. Press – stock options to acquire 15,200 shares; Mr. Puckett – 181,185 Units; Mr. Sambur – 23,187 Units; and Mr. Zaken – 23,190 Units. The stock options and Units were fully vested upon grant.

TRANSACTIONS WITH RELATED PERSONS

We have not conducted any transactions with related persons since January 1, 2010, to report in this Proxy Statement. The following discussion describes agreements entered into prior to January 1, 2010, with obligations that remained in effect during 2010.

Apollo Management, L.P.

In connection with the acquisition of our assets from International Paper in August 2006, Apollo entered into a management agreement with Verso Paper Investments LP and Verso Paper Holdings LLC, relating to the provision of certain financial and strategic advisory and consulting services. In connection with our IPO in May 2008, Apollo terminated the annual fee arrangement under the agreement, but the remainder of the agreement remains in effect and will expire on August 1, 2018. Under the agreement, Apollo has the right to act, in return for fees to be mutually agreed upon by the parties, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction, if we decide that we need to engage someone to fill such a role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition, financing or similar transaction, we agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the agreement.

Verso Paper Management LP

Our executive and senior management and directors who own Units in Verso Paper Management LP are parties to the Third Amended and Restated Limited Partnership Agreement of Verso Paper Management LP dated as of May 20, 2008. The limited partnership agreement provides each Unit holder the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s vested Units for shares of common stock held by Verso Paper Management LP. Each Unit holder may exercise the exchange right with respect to all or a portion of such holder’s vested Units, subject to certain conditions relating to termination of employment. Upon a Unit holder’s exercise of the exchange right, Verso Paper Management LP will deliver shares of common stock held by it to such holder in an amount equal to the number of vested Units being exchanged. The ability to exercise the exchange right is subject to certain transfer restrictions and repurchase rights under the limited partnership agreement.

Under a Registration Rights Agreement dated as of May 20, 2008, we agreed to register the shares of common stock then beneficially owned or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP (who acquire such shares from Verso Paper Management LP), or any of their respective affiliates, upon request by Verso Paper Investments LP. We also agreed to include such shares of common stock in other registration statements (except in connection with an employee benefit plan or acquisition) that we file.

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated Michael E. Ducey, Scott M. Kleinman and David B. Sambur, each an incumbent director, for election as Class III directors to serve on the board of directors for a term of three years. The business backgrounds of the nominees appear under “Directors and Executive Officers – Directors” in this Proxy Statement.

Each nominee has consented to serve on the board of directors. The board of directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the board of directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Each returned proxy solicited on behalf of the board of directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in “street name” and the stockholder does not provide voting instructions in the proxy.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF VERSO’S
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, you may vote on the following resolution at the 2011 Annual Meeting of Stockholders:

Resolved, that the stockholders of Verso Paper Corp. approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in Verso’s Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission’s Rules and Regulations, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation policies and practices described in this Proxy Statement.

As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our compensation programs are designed to attract, retain and motivate executives who can achieve superior financial performance by Verso. We believe that the compensation that we provide our named executive officers – with its balance of short-term cash incentives based upon the achievement of annual company financial performance objectives, long-term cash incentives based upon the achievement of company financial performance objectives over three-year periods, and equity-based incentives that vest over three years – motivates and rewards them for efforts that result in sustained financial performance by Verso that enhances our value to our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE COMPENSATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

This vote is an advisory vote and is not binding on Verso or its board of directors.

Each returned proxy solicited on behalf of the board of directors will be voted FOR approval of the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in “street name” and the stockholder does not provide voting instructions in the proxy.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY – EVERY ONE, TWO OR
THREE YEARS – THAT VERSO WILL HOLD ADVISORY STOCKHOLDER
VOTES ON THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote on whether an advisory vote on the compensation of our named executive officers should be held by our stockholders every one, two or three years.

Our board of directors believes that a frequency of every three years for an advisory stockholder vote on executive compensation is optimal. Voting on executive compensation every three years encourages and affords adequate opportunity for our stockholders and Verso to evaluate the long-term effectiveness of our named executive officers’ compensation before again conducting an advisory vote on the matter. Additionally, stockholders who have concerns about the compensation that we provide our named executive officers during the interval between advisory votes on executive compensation are welcome to bring their concerns to the attention of our board of directors or Compensation Committee. Please refer to the “Board of Directors and Corporate Governance – Communications with Directors” section of this Proxy Statement for information about communicating with the board of directors or Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, TO HOLD STOCKHOLDER ADVISORY VOTES EVERY “THREE YEARS” ON THE COMPENSATION OF VERSO’S NAMED EXECUTIVE OFFICERS.

The proxy card provides stockholders with the opportunity to choose among four options – holding the advisory vote every one, two or three years, or abstaining – and, therefore, stockholders will not be voting to approve or disapprove the board of directors’ recommendation.

This vote is an advisory vote and is not binding on Verso or its board of directors.

Each returned proxy solicited on behalf of the board of directors will be voted to approve holding stockholder advisory votes every THREE YEARS on the compensation of our named executive officers unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in “street name” and the stockholder does not provide voting instructions in the proxy.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for 2011. Deloitte & Touche LLP has audited our combined and consolidated financial statements since 2006. Deloitte & Touche LLP is an independent registered public accounting firm.

The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2011.

Although not required by law, NYSE listing standards or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.

Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect that representatives of Deloitte & Touche LLP will be present at the 2011 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Each returned proxy solicited on behalf of the board of directors will be voted FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011, unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the board of directors.

AUDIT AND NON-AUDIT SERVICES AND FEES OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services, and permitted non-audit services (including the terms thereof) to be performed for Verso by its independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche LLP to audit our consolidated financial statements for 2010 and provide other auditing and audit-related services in 2010. The Audit Committee reviewed all services provided by Deloitte & Touche LLP in 2010 and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.

The table below sets forth the aggregate fees billed by Deloitte & Touche LLP for audit and audit-related services provided to us and our subsidiaries in 2009 and 2010.

Fees	2010	2009

Audit Fees	$1,108,000	$1,361,000
Audit-Related Fees	97,000	38,000

Total	$1,205,000	$1,399,000

Audit Fees. In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our financial statements included in our annual report on Form 10-K, for the review of our financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2009 and 2010, the audit fees in the above table are the aggregate fees billed to us by Deloitte & Touche LLP for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports.

Audit-Related Fees. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. For 2009 and 2010, audit-related fees represent the aggregate fees billed to us by Deloitte & Touche LLP primarily for services performed in connection with private placements of senior secured notes by certain of our subsidiaries in 2009, a subsequent private placement of “tack-on” senior secured notes, and related issuances of debt in a registered public offering in 2010.

Tax Fees. Deloitte & Touche LLP did not bill us any fees for tax services in 2009 or 2010.

All Other Fees. Deloitte & Touche LLP did not bill us any fees for services not included in the above table for 2009 or 2010.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Business at 2011 Annual Meeting of Stockholders

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the 2011 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2012 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us no later than December 20, 2011. Proposals should be sent to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Stockholder Proposals for Presentation at 2012 Annual Meeting of Stockholders

Our bylaws provide that a stockholder who wants to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must notify Verso’s Secretary, in writing, no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2012 Annual Meeting of Stockholders, stockholders who want to present director nominees or other proposals for consideration must submit their nominations or proposals, in accordance with the requirements of our bylaws, no earlier than January 19, 2012, and no later than February 18, 2012, in order to be considered. If, however, the date of the 2012 Annual Meeting is more than 30 days before or more than 60 days after May 19, 2012, stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the meeting, and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2012 Annual Meeting of Stockholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to May 19, 2012 (February 8, 2012), notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by us. Nominations or proposals should be submitted to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

A stockholder’s notice to nominate a director or bring any other business before the 2012 Annual Meeting of Stockholders must set forth certain information specified in our bylaws.

Our bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must be a stockholder of record of Verso (or, if different than the holder of record, a beneficial owner of stock of Verso) both when the stockholder delivers the above notice to Verso’s Secretary and at the time of the annual meeting. The stockholder also must be entitled to vote at the meeting.

By Order of the Board of Directors,

Peter H. Kesser
Secretary
Memphis, Tennessee

April 20, 2011

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VERSO PAPER CORP.
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The 2011 Annual Meeting of Stockholders of Verso Paper Corp., or “Verso,” will be held at its offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 19, 2011, beginning at 10:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2011 Annual Meeting of Stockholders and Proxy Statement dated April 20, 2011, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
     The undersigned hereby appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.
     The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated hereon.

			With-	For All
		For	hold	Except
1.	To elect three directors, Michael E. Ducey, Scott M. Kleinman and David B. Sambur, to serve on the board of directors of Verso as Class III directors for a term of three years.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	To approve, on an advisory basis, the following resolution relating to the compensation of Verso’s named executive officers:	☐	☐	☐

Resolved, that the stockholders of Verso Paper Corp. approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in Verso’s Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission’s Rules and Regulations, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

		One	Two	Three
3.	To approve, on an advisory basis, the frequency that Verso will hold advisory stockholder votes on the compensation of its named executive officers as follows:	Year ☐	Years ☐	Years ☐	Abstain ☐

		For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 4 AND FOR “THREE YEARS” ON PROPOSAL 3.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

     With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 4 AND FOR “THREE YEARS” ON PROPOSAL 3.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Annual Report and proxy card are available at www.versopaper.com.

  Detach above card, complete, sign, date and mail in postage paid envelope provided.
VERSO PAPER CORP.

PLEASE ACT PROMPTLY
     PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
      Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder must sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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